Exhibit 10.T

364-DAY
REVOLVING
CREDIT AGREEMENT

dated as of September 3, 2002

among

CARPENTER TECHNOLOGY CORPORATION,
as a Borrower and as Guarantor,

and

CERTECH INTERNATIONAL LIMITED,

CARPENTER TECHNOLOGY (EUROPE) S.A.,

CARPENTER POWDER PRODUCTS AB,

and

CARPENTER TECHNOLOGY (UK) LIMITED,
as Borrowers,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent

and

JPMORGAN CHASE BANK,
as Syndication Agent

(continued)

(continued)

(continued)

Schedules:
Schedule 1.01A	—	Lenders and Commitments
Schedule 5.13	—	Subsidiaries
Schedule 7.01	—	Indebtedness
Schedule 7.02	—	Existing Liens
Schedule 7.03	—	Investments
Schedule 10.02	—	Notices; Lending Offices
Exhibits:
Exhibit A-1	—	Form of Notice of Borrowing
Exhibit A-2	—	Form of Notice of Extension/Conversion
Exhibit B	—	Form of Note
Exhibit C	—	Form of Assignment and Acceptance
Exhibit D	—	Form of Opinion of Counsel for Carpenter

364 DAY REVOLVING
CREDIT AGREEMENT

This 364 Day Revolving Credit Agreement is dated as of September 3, 2002 and is among CARPENTER TECHNOLOGY CORPORATION, a Delaware corporation (“Carpenter”), CARPENTER TECHNOLOGY (UK) LIMITED, a company organized and existing under the laws of England and Wales (“Carpenter UK”), CERTECH INTERNATIONAL LIMITED, a company organized and existing under the laws of England and Wales (“Certech”), CARPENTER POWDER PRODUCTS AB, a company organized and existing under the laws of Sweden (“Carpenter Powder”), and CARPENTER TECHNOLOGY (EUROPE) S.A., a company organized and existing under the laws of Belgium (“Carpenter Belgium”), the banks and other financial institutions from time to time party hereto (the “Lenders”), and WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent.

The Borrowers have requested the Lenders to provide a revolving credit facility to the Borrowers in the aggregate principal amount of $75,000,000 for the purposes hereinafter set forth. The Lenders are willing to make the requested credit facility available to the Borrowers on the terms and conditions set forth herein. Accordingly, in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01    Defined Terms.    As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” means Wachovia Bank, National Association, in its capacity as administrative agent for the Lenders hereunder and under the other Loan Documents, and its successor or successors in such capacity.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address and account as the Administrative Agent may from time to time notify to Carpenter and the Lenders.

“Affiliate” means, as to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power (i) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent” means the Administrative Agent or the Syndication Agent and any successors and assigns in such capacity, and “Agents” means each of them together.

“Agent-Related Persons” means any Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Person and its Affiliates.

“Agreed Alternative Currency” means at any time any of the respective lawful currencies of the United Kingdom, Canada, Mexico, Sweden and the European Economic Union, and such other currencies as Carpenter and the Administrative Agent may mutually agree from time to time, so long as at such time (i) such currency is dealt in the London interbank deposit market or, in the case of Euros, the European interbank deposit market, (ii) such currency is fully transferable and convertible into Dollars in the London foreign exchange market or, in the case of Euros, the European foreign exchange market and (iii) no central bank or other governmental authorization in the country of issue of such currency is required to permit the use of such currency by any Lender for making or maintaining any Loan hereunder and/or to permit the Borrower to borrow and repay the principal thereof and to pay the interest thereon, unless such authorization has been obtained and is in full force and effect.

“Agreement” means this Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Agreement Currency” has the meaning set forth in Section 2.14.

“Alternative Currency Loan” means a Loan that is made in an Available Alternative Currency in accordance with the applicable Notice of Borrowing.

“Applicable Interbank Offered Rate” for any Eurocurrency Loan for the Interest Period applicable thereto means:

(i)    the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays the average British Bankers Association Interest Settlement Rate for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period; or

(ii)    if the rate referenced in clause (i) above does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on such other page or service that displays an average British Bankers Association Interest Settlement Rate for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period; or

(iii)    if the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upwards to the next  1/16 of 1%) at which deposits in the relevant currency for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Loan being made, continued or converted by Wachovia Bank, National Association and with a term equivalent to such Interest Period would be offered by Wachovia Bank, National Association’s London branch to major banks in the offshore market for the relevant currency at their request at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period.

“Applicable Lending Office” means with respect to any Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan on Schedule 10.02 or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained; provided, that any Lender may from time to time by notice to the Borrower and the Administrative Agent designate separate Eurocurrency Lending Offices for loans in different currencies, in which case all references herein to the Applicable Lending Office of such Lender shall, with respect to its Eurocurrency Loans, be deemed to refer to any or all of such offices, as the context may require.

“Applicable Margin” means, for purposes of calculating (i) the applicable interest rate for any day for any Base Rate Loans or Eurocurrency Loans or (ii) the applicable rate for the Facility Fee for any day for purposes of Section 2.10(a), the appropriate applicable percentage set forth below corresponding to then current Carpenter’s Ratings:

	Carpenter’s Ratings (S&P/Moody’s)	Applicable Percentage for Facility Fees	Applicable Percentage for Base Rate Loans	Applicable Percentage for Eurocurrency Loans
Category A:	A-/A3 or higher	.100%	0%	.400%
Category B:	BBB+/Baa1	.125%	0%	.500%
Category C:	BBB/Baa2	.150%	0%	.600%
Category D:	BBB-/Baa3	.175%	0%	.700%
Category E:	lower than BBB-/Baa3	.200%	0%	.925%

Initially, the Applicable Margins for Base Rate Loans and Eurocurrency Loans and the applicable rate for Facility Fees shall be based upon Carpenter’s Ratings specified in the certificate delivered pursuant to Section 4.01(d)(ii) of this Agreement. Thereafter, each change in the Applicable Margins for Base Rate Loans and Eurocurrency Loans and the applicable rate for Facility Fees shall be effective, in the case of an upgrade in ratings, during the period commencing on the date of delivery by Carpenter to the Administrative Agent of notice thereof pursuant to Section 6.01(e)(ii)(G) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade in ratings, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change. In the event a rating differential of one level exists, Carpenter’s Ratings shall be deemed to be the higher of the two ratings. In the event a rating of more than one level exists, Carpenter’s Ratings shall be deemed to be one level above the lower of the two ratings.

“Approved Fund” means (i) with respect to any Lender, an entity (whether a corporation, partnership, limited liability company, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is managed by such Lender or an Affiliate of such Lender, (ii) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor and (iii) any special purpose funding vehicle described in Section 11.06(h).

“Assignment and Acceptance” means an Assignment and Acceptance, substantially in the form of Exhibit C hereto, under which an interest of a Lender hereunder is transferred to an Eligible Assignee pursuant to Section 11.06(b).

“Attorney Costs” means all reasonable fees and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, at any date (i) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (ii) in respect of any Synthetic Lease Obligation of any Person, the capitalized or principal amount of the remaining payments under the relevant lease or other agreement that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement were accounted for as a Capital Lease and (iii) in respect of any Sale/Leaseback Transaction, the lesser of (A) the present value, discounted in accordance with GAAP at the debt rate implicit in the related lease, of the obligations of the lessee for rental payments over the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor be extended) and (B) the fair market value of the assets subject to such transaction.

“Available Alternative Currency” means at any time, any Agreed Alternative Currency and any other currency (other than Dollars) that Carpenter requests, by notice to the Lenders through the Administrative Agent, be included as an additional Alternative Currency for purposes of this Agreement, in each case so long as at such time (A) such currency is dealt in the London interbank deposit market or the European interbank deposit market, (B) such currency is freely transferable and convertible into Dollars in the London foreign exchange market or the European foreign exchange market, as applicable, (C) no central bank or other governmental authorization in the country of issue of such currency is required to permit the use of such currency by any Lender for making any Loan hereunder and/or to permit the Borrower to borrow and repay the principal thereof and to pay interest thereon, unless such authorization has been obtained and (D) no Lender shall have objected to the inclusion of such currency as an Available Alternative Currency by notice to Carpenter and the Administrative Agent given within five Business Days of such Lender’s receipt of the notice referred to above.

“Bankruptcy Event” means, with respect to any Person, (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such Person in an involuntary case under any Debtor Relief Law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or for any substantial part of its property or ordering the winding up or liquidation of its affairs, (ii) an involuntary case under any applicable Debtor Relief Law now or hereafter in effect is commenced against such Person and such petition remains unstayed and in effect for a period of 60 consecutive days, (iii) such Person shall commence a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors or (iv) such Person shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by such Person in furtherance of any of the aforesaid purposes.

“Base Rate” means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of  1/2 of 1% plus the Federal Funds Rate for such day. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate.

“Base Rate Loan” means a Loan which bears interest at the Base Rate pursuant to the applicable Notice of Borrowing, Notice of Extension/Conversion or the provisions of Article III.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means, as applicable, (i) Carpenter, (ii) Certech, (iii) Carpenter Belgium, (iv) Carpenter UK, (v) Carpenter Powder and (vi) each other material Subsidiary of Carpenter that is acceptable to the Administrative Agent and that becomes a party to this Agreement as a Borrower, together with their respective successors, and “Borrowers” shall mean each such Borrower collectively.

“Borrowing” has the meaning set forth in Section 1.04.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks are authorized or required to close, under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located, except that:

(i)    if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, or the Interest Period for, a Eurodollar Loan, or a notice by Carpenter with respect to any such borrowing, payment, prepayment or Interest Period, such day shall also be a day on which commercial banks are open for international business (including dealings in Dollar deposits) in London;

(ii)    if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, or the Interest Period for, an Alternative Currency Loan denominated in an Available Alternative Currency other than the Euro, or a notice by Carpenter with respect to any such borrowing, payment, prepayment or Interest Period or issuance, drawing under or reimbursement obligation, such day shall also be a day on which commercial banks are open for international business (including dealings in deposits on such Alternative Currency) in both London and in the Principal Financial Center for such Available Foreign Currency; and

(iii)    if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, or the Interest Period for, an Alternative Currency Loan, or a notice by Carpenter Borrower with respect to any such borrowing, payment, prepayment or Interest Period, such day shall also be a day on which the Trans-European Automated Real-Time Gross Settlement Expense Transfer payment system is operating.

“Calculation Date” means, in respect of any Eurocurrency Borrowing or Group of outstanding Eurocurrency Loans, (A) the date falling two Business Days prior to the date of such Borrowing, (B) the date falling two Business Days prior to the last day of the current Interest Period for such Group of Loans, (C) any date on which such Group of Loans is automatically converted to Loans in Dollars pursuant to the terms of this Agreement and (D) any other day specified by the Administrative Agent from time to time.

“Capital Lease” of any Person means any lease of property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

“Capital Lease Obligations” means, with respect to any Person, all obligations of such Person as lessee under Capital Leases, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Carpenter” is defined in the preamble.

“Carpenter Belgium” is defined in the preamble.

“Carpenter Powder” is defined in the preamble.

“Carpenter UK” is defined in the preamble.

“Carpenter’s 2001 Form 10-K” means the Carpenter’s annual report on Form 10-K for the fiscal year ended June 30, 2001, as filed with the Securities and Exchange Commission pursuant to the Exchange Act.

“Carpenter’s Latest Form 10-Q” means the Carpenter’s quarterly report on Form 10-Q for the quarter ended March 31, 2002, as filed with the Securities and Exchange Commission pursuant to the Exchange Act.

“Carpenter’s Ratings” means the ratings from Moody’s and S&P with respect to the senior, unsecured, long-term indebtedness for borrowed money of Carpenter that is not guaranteed by any other Person or subject to any other credit enhancement.

“Cash Equivalents” means:

(i)    securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition;

(ii)    Dollar-denominated certificates of deposit of (A) any Lender, (B) any United States commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (C) any bank whose (or whose parent company’s) short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Lender”), in each case with maturities of not more than 270 days from the date of acquisition;

(iii)    commercial paper and variable or fixed rate notes issued by any Approved Lender (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation not an Affiliate of Carpenter rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition;

(iv)    repurchase agreements with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which Carpenter or one or more of its Subsidiaries shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations; and

(v)    Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing clauses (i) through (iv).

“Certech” is defined in the preamble.

“Change of Control” means, with respect to any Person, an event or series of events by which:

(i)    any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Exchange Act) has become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all securities that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), by way of merger, consolidation or otherwise, of 25% or more of the Equity Interests of such Person on a fully-diluted basis after giving effect to the conversion and exercise of all outstanding Equity Equivalents (whether or not such Equity Equivalents are then currently convertible or exercisable); or

(ii)    during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (ii)(A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (ii)(A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Closing Date” means the date on or after the Effective Date when the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time.

“Commitment” means with respect to each Lender, its Revolving Commitment in the respective amount set forth on Schedule 1.01A or in the applicable Assignment and Acceptance as its Commitment, as any such amount may be increased or decreased from time to time pursuant to this Agreement.

“Consolidated Capitalization” means the sum of, without duplication, (i) Consolidated Indebtedness and (ii) the consolidated shareowner’s equity (determined in accordance with GAAP) of the common and preferred stockholders of Carpenter recorded on Carpenter’s consolidated financial statements.

“Consolidated EBITDA” means for any period the sum of (i) Consolidated Net Income for such period plus (ii) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (A) Consolidated Interest Expense, (B) provisions for Federal, state, local and foreign income, value added and similar taxes, and (C) depreciation, amortization (including, without limitation, amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expense excluding any such non-cash expense to the extent that it represents amortization of a prepaid cash expense that was paid in a prior period or an accrual of, or a reserve for, cash charges or expenses in any future period.

“Consolidated Indebtedness” means at any date the Indebtedness of Carpenter and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

“Consolidated Interest Expense” means, for any period, the total interest expense, including the interest component of all payments under Capital Lease Obligations and the implied interest component of Synthetic Lease Obligations (regardless of whether accounted for as interest expense under GAAP), all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances that are typically treated as interest expense in accordance with GAAP, of Carpenter and its Consolidated Subsidiaries, in each case as determined in accordance with GAAP and as determined on a consolidated basis for such period.

“Consolidated Net Income” means, for any period, the net income (or net loss) after taxes of Carpenter and its Consolidated Subsidiaries for such period, as determined in accordance with GAAP; provided that there shall be excluded from the calculation of Consolidated Net Income non-operating, non-recurring gains and losses and extraordinary gains and losses of Carpenter and its Consolidated Subsidiaries.

“Consolidated Subsidiary” means with respect to any Person at any date any Subsidiary of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.

“Consolidated Tangible Net Worth” means at any date the consolidated stockholders’ equity of Carpenter and its Consolidated Subsidiaries, less intangible assets and goodwill of Carpenter and its Consolidated Subsidiaries, in each case as determined in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any instrument, including a security, issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Exposure” has the meaning set forth in the definition of “Required Lenders” in this Section 1.01.

“Creditor” means each Lender, each Agent and each Indemnitee and their respective successors and assigns, and “Creditors” means any two or more of such Creditors.

“Debt to Capital Ratio” means the ratio of Consolidated Indebtedness to Consolidated Capitalization.

“Debtor Relief Laws” means the Bankruptcy Reform Act of 1978, as amended, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States of America or other applicable jurisdiction from time to time affecting the rights of creditors generally.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means at any time any Lender that, within one Business Day of when due, has failed to pay to any Agent or any Lender an amount owed by such Lender pursuant to the terms of this Agreement or any other Loan Document unless such amount is subject to a good faith dispute or (iii) has been deemed insolvent or has become subject to a Bankruptcy Event.

“Derivatives Agreement” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar

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transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement.

“Derivatives Obligations” of any Person means all obligations (including, without limitation, any amounts which accrue after the commencement of any Bankruptcy Event with respect to such Person, whether or not allowed or allowable as a claim under any applicable Debtor Relief Laws) of such Person in respect of any Derivatives Agreement, excluding any amounts which such Person is entitled to set-off against its obligations under applicable law.

“Disposition” or “Dispose” means the sale, transfer, license or other disposition (including any Sale/Leaseback Transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes, accounts receivable or payment intangible or any rights or claims associated therewith.

“Disqualified Stock” of any Person means (i) any Equity Interest of such Person which by its terms (or by the terms of any security for which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event or otherwise (including an event which would constitute a Change of Control), (A) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund or otherwise, (B) is convertible into or exchangeable for Indebtedness or Disqualified Stock or (C) is redeemable or subject to any repurchase requirement arising at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Maturity Date and (ii) if such Person is a Subsidiary of Carpenter, any Preferred Stock of such Person.

“Dollar Amount” means at any time:

(i)    with respect to Dollar-Denominated Loans, the aggregate outstanding principal amount thereof after giving effect to any Borrowings, conversions, continuations and prepayments or repayments of such Loans occurring on such date; and

(ii)    with respect to Alternative Currency Loans, the Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any Borrowings, continuations and prepayments or repayments of such Loans occurring on such date.

“Dollar-Denominated Loan” means any Loan that is made in Dollars in accordance with the applicable Notice of Borrowing.

“Dollar Equivalent” means, on any date of determination, the equivalent in Dollars of an amount denominated in a currency other than Dollars determined by the Administrative Agent pursuant to Section 1.05 using the applicable Exchange Rate.

“Dollars” and the sign “$” means lawful money of the United States of America.

“EEMU Legislation” means the legislative measures of the European Economic and Monetary Union for the introduction of, changeover to, or operation of, the Euro in one or more member states.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 11.18.

“Eligible Assignee” means (i) any Lender, (ii) any Affiliate of a Lender, (iii) any Approved Fund and (iv) any other Person (other than a natural Person) approved by (A) the Administrative Agent and (B) unless (x) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction or (y) an Event of Default has occurred and is continuing at the time any assignment is effected pursuant to Section 11.06(b), Carpenter (each such approval not to be unreasonably withheld or delayed and any such approval required of Carpenter to be deemed given by Carpenter if no objection from Carpenter is received by the assigning Lender and the Administrative Agent within two Business Days after notice of such proposed assignment has been provided by the assigning Lender to Carpenter); provided, however, that Carpenter and its Affiliates shall not qualify as Eligible Assignees.

“Environmental Laws” means any current or future legal requirement of any Governmental Authority pertaining to (i) the protection of health, safety, and the environment, (ii) the conservation, management or use of natural resources and wildlife, (iii) the protection or use of surface water and groundwater or (iv) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any hazardous or toxic substance or material and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendment of 1984, 42 USC 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 et seq., Clean Air Act of 1966, as amended, 42 USC 7401 et seq., Toxic Substances Control Act of 1976, 15 USC 2601 et seq., Hazardous Materials Transportation Act, 49 USC App. 1801 et seq., Occupational Safety and Health Act of 1970, as amended, 29 USC 651 et seq., Oil Pollution Act of 1990, 33 USC 2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 USC 11001 et seq., National Environmental Policy Act of 1969, 42 USC 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 USC 300(f) et seq., any analogous implementing or successor law, and any amendment, rule, regulation, order or directive issued thereunder.

“Equity Equivalents” means with respect to any Person any rights, warrants, options, convertible securities, exchangeable securities, indebtedness or other rights, in each case exercisable for or convertible or exchangeable into, directly or indirectly, Equity Interests of such Person or securities exercisable for or convertible or exchangeable into Equity Interests of such Person, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

“Equity Interests” means all shares of capital stock, partnership interests (whether general or limited), limited liability company membership interests, beneficial interests in a trust and any other interest or participation that confers on a Person the right to receive a share of profits or losses, or distributions of assets, of an issuing Person, but excluding any debt securities convertible into such Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Carpenter within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means: (i) a Reportable Event with respect to a Pension Plan; (ii) a withdrawal by Carpenter or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA); (iii) a complete or partial withdrawal by Carpenter or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (iv) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (v) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (vi) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Carpenter or any ERISA Affiliate.

“Euro” means the lawful currency of the European Economic and Monetary Union as constituted by the Treaty on European and Monetary Union and as referred to in the EEMU Legislation.

“Eurocurrency Loan” means a Loan which is either a Eurodollar Loan or an Alternative Currency Loan.

“Eurocurrency Rate” means, for each Interest Period for each Eurocurrency Loan comprising the same Group, (i) with respect to any Eurocurrency Loans not denominated in Dollars or Euros, the Applicable Interbank Offered Rate for the applicable currency for such Interest Period, (ii) with respect to any Eurocurrency Loans denominated in Dollars, the quotient obtained (rounded upward, if necessary, to the next higher 1/100th of 1%) by dividing (A) the Applicable Interbank Offered Rate for Dollars for such Interest Period by (B) 1.00 minus the Eurocurrency Reserve Percentage and (iii) with respect to Eurocurrency Loans denominated in Euros, the Applicable Interbank Offered Rate for Euros for such Interest Period.

“Eurocurrency Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board (or any other entity succeeding to the functions currently performed thereby) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion Dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents), whether or not a Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurocurrency Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for prorations, exceptions or offsets that may be available from time to time to a Lender. The Eurocurrency Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Eurodollar Loan” means a Loan denominated in Dollars which bears interest at a Eurocurrency Rate pursuant to the applicable Notice of Borrowing or Notice of Extension/Conversion.

“Event of Default” has the meaning set forth in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto, together with the rules and regulations promulgated thereunder.

“Exchange Rate” means on any day, with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars (or for purposes of any provision of this Agreement requiring or permitting the conversion of Loans denominated in a currency other than Dollars to Dollar-Denominated Loans, the rate at which Dollars may be exchanged into such currency), which shall be the quoted spot rate of exchange of the Administrative Agent in the market where the

Administrative Agent’s foreign currency exchange operations in respect of such currency are then being conducted, prior to 4:00 P.M. local time in such market, on such date for the purchase of Dollars (or such other currency, as the case may be) for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any method it deems reasonably appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Existing Debt” has the meaning set forth in Section 7.01(a)(i).

“Facility Fee” has the meaning set forth in Section 2.10(a).

“Failed Loan” has the meaning set forth in Section 2.02(e).

“Federal Funds Rate” means for any day the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Wachovia Bank, National Association on such day on such transactions as determined by the Administrative Agent.

“Five-Year Facility” means the Five-Year Revolving Credit Agreement dated as of November 20, 2001 among the Borrowers, the Guarantor, the lending institutions party thereto from time to time and Wachovia Bank, National Association (successor to First Union National Bank), as Administrative Agent, Issuing Lender and Swingline Lender, as amended, restated, supplemented or otherwise modified.

“Foreign Subsidiary” means with respect to any Person any Subsidiary of such Person that is organized outside the United States and conducts substantially all of its business outside the United States.

“GAAP” means at any time generally accepted accounting principles as then in effect in the United States, applied on a basis consistent (except for changes with which Carpenter’s independent public accountants have concurred) with the most recent audited consolidated financial statements of Carpenter and its Consolidated Subsidiaries previously delivered to the Lenders.

“Governmental Authority” means any federal, state, local, provincial or foreign government, authority, agency, central bank, quasi-governmental or regulatory authority, court or other body or entity, and any arbitrator with authority to bind a party at law.

“Granting Lender” has the meaning set forth in Section 11.06(h).

“Group of Loans” means at any time a group of Loans consisting of (i) all Loans which are Base Rate Loans at such time or (ii) all Loans which are Eurocurrency Loans denominated in the same currency and having the same Interest Period at such time; provided that, if a Loan of any particular Lender is converted to or made as a Base Rate Loan pursuant to Article III, such Loan shall be included in the same Group or Group of Loans from time to time as it would have been had it not been so converted or made.

“Guaranteed Obligations” has the meaning set forth in Section 10.01.

“Guaranty Obligation” means, with respect to any Person, without duplication, any obligation (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guarantying, intended to guaranty, or having the economic effect of guarantying, any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or other obligation or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of such indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other Person, (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or (iv) to otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Indebtedness” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, including, without limitation, obligations for borrowed money incurred by any Person in respect of any asset securitization transaction, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (iv) all obligations, other than intercompany items, of such Person to pay the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (v) the Attributable Debt of such Person in respect of Capital Lease Obligations and Synthetic Lease Obligations (regardless of whether accounted for as indebtedness under GAAP), (vi) all obligations of such Person to purchase securities or other property which arise out of or in connection with the sale of the same or substantially similar securities or property, (vii) all non-contingent obligations (and, for purposes of Section 7.01 and Section 8.01(f), all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, bankers’ acceptance or similar instrument, (viii) all Guaranty Obligations of such Person, (ix) all Disqualified Stock of such Person and (x) the Indebtedness of any other Person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venturer) to the extent such Person would be liable therefor under applicable law or any agreement or instrument by virtue of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such person shall not be liable therefor.

“Indemnified Liabilities” has the meaning set forth in Section 11.05.

“Indemnitee” has the meaning set forth in Section 11.05.

“Interest Coverage Ratio” means for any period the ratio of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense for such period.

“Interest Payment Date” means (i) as to Base Rate Loans, the last day of each fiscal quarter of Carpenter and the Maturity Date and (ii) as to Eurocurrency Loans, the last day of each applicable Interest Period and the Maturity Date, and, where the applicable Interest Period for a Eurocurrency Loan is greater than three months, also the date three months from the beginning of the Interest Period and each three months thereafter.

“Interest Period” means, with respect to each Eurocurrency Loan, a period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Extension/Conversion and ending one, two, three or six months and, if available, one week, thereafter, as the Borrower may elect in the applicable notice; provided that:

(i)    any Interest Period which would otherwise end on a day which is not a Business Day for the relevant currency shall be extended to the next succeeding Business Day for such currency unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day for such currency;

(ii)    any Interest Period which begins on the last Business Day for the relevant currency in a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day for the relevant currency of a calendar month; and

(iii)    any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date.

“Investment” in any Person means (i) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of assets, shares of Capital Stock, bonds, notes, debentures, time deposits or other securities of such other Person, (ii) any deposit with, or advance, loan or other extension of credit to or for the benefit of such Person (other than deposits made in connection with the purchase of equipment or inventory in the ordinary course of business) or (iii) any other capital contribution to or investment in such Person, including by way of Guaranty Obligations of any obligation of such Person, any support for a letter of credit issued on behalf of such Person incurred for the benefit of such Person or in the case of any Subsidiary of Carpenter, any release, cancellation, compromise or forgiveness in whole or in part of any Indebtedness owing by such Subsidiary.

“Judgment Currency” has the meaning set forth in Section 2.14(b).

“Law” means any international, foreign, Federal, state or local statute, treaty, rule, guideline, regulation, ordinance, code, or administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means each bank or other lending institution identified on Schedule 1.01A as having a Revolving Commitment and each Eligible Assignee that becomes a Lender and acquires a Revolving Commitment or a Loan pursuant to Section 11.06(b), and their respective successors.

“Lien” means, with respect to any asset, any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction), including the interest of a purchaser of accounts receivable, chattel paper, payment intangibles or promissory notes; provided, however, such term does not mean the grant of a security interest created in connection with merchandise delivered to Carpenter or any of its Subsidiaries on consignment until such time as any such merchandise is taken out of consignment and sold to, used and consumed by Carpenter or any of its Subsidiaries in their manufacturing processes.

“Loan” means a revolving loan made under Section 2.01, and “Loans” mean one or more of such revolving loans, collectively.

“Loan Documents” means this Agreement and the Notes, in each case as the same may be amended, restated, modified or supplemented from time to time.

“Material Adverse Effect” means (i) any material adverse effect upon the business, operations, business, properties, condition (financial or otherwise) or prospects of Carpenter and its Consolidated Subsidiaries taken as a whole, (ii) a material impairment of the ability of Carpenter to perform any of its obligations under any Loan Document to which it is a party or (iii) a material impairment of the rights and benefits of the Lenders under any Loan Document, which materially impairs the rights or benefits of the Lenders under the Loan Documents, taken as a whole.

“Maturity Date” means the date 364 days from the date of this Agreement or such later date to which the Maturity Date may be extended pursuant to Section 2.09(d) or, if any such day is not a Business Day for the relevant currency, the next preceding Business Day for such currency. Unless the context otherwise requires, references to the Maturity Date are to the Maturity Date determined by reference to Loans denominated in Dollars.

“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and its successors or, absent any such successor, such nationally recognized statistical rating organization as Carpenter and the Administrative Agent may select.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which Carpenter or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding three calendar years, has made or been obligated to make contributions.

“Note” means a promissory note, substantially in the form of Exhibit B hereto, evidencing the obligation of the Borrower to repay outstanding Loans, as such Note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Notice of Borrowing” has the meaning set forth in Section 2.02.

“Notice of Extension/Conversion” has the meaning set forth in Section 2.06(a).

“Obligations” means, without duplication:

(i)    all principal of and interest (including, without limitation, any interest which accrues after the commencement of any Bankruptcy Event, whether or not allowed or allowable as a claim under any applicable Debtor Relief Law) on any Loan under, or any Note issued pursuant to, this Agreement or any other Loan Document;

(ii)    all fees, expenses, indemnification obligations, foreign currency exchange obligations and other amounts of whatever nature now or hereafter payable by the Borrowers (including, without limitation, any amounts which accrue after the commencement of any Bankruptcy Event, whether or not allowed or allowable as a claim under any applicable Debtor Relief Law) pursuant to this Agreement or any other Loan Document;

(iii)    all expenses of the Agents as to which one or more of the Agents have a right to reimbursement under Section 11.04 of this Agreement;

(iv)    all Indemnified Liabilities and other amounts paid by any Indemnitee as to which such Indemnitee has the right to payment or reimbursement under Section 11.05 of this Agreement or under any other similar provision of any other Loan Document; and

(v)    in the case of Carpenter pursuant to the provisions of Article X, all amounts now or hereafter payable by Carpenter and all other obligations or liabilities now existing or hereafter arising or incurred (including, without limitation, any amounts which accrue after the commencement of any Bankruptcy Event with respect to any Borrower, whether or not allowed or allowable as a claim under any applicable Debtor Relief Law) on the part of Carpenter pursuant to the provisions of Article X;

together in each case with all renewals, modifications, consolidations or extensions thereof.

“Operating Lease” means, as applied to any Person, a lease (including a lease which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Organization Documents” means: (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (ii) with respect to any limited liability company, the articles of formation and operating agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.

“Other Taxes” has the meaning set forth in Section 3.01.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Carpenter or any ERISA Affiliate or to which Carpenter or any ERISA Affiliate contributes or has an obligation to contribute, in which in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Permit” means any license, permit, franchise, right or privilege, certificate of authority or order, or any waiver of the foregoing, issued or issuable by any Governmental Authority.

“Permitted Lien” has the meaning set forth in Section 7.02.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a trust or an unincorporated association or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Preferred Stock” means, as applied to the Equity Interests of a Person, Equity Interests of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Equity Interests of any other class of such Person.

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“Prime Rate” means for any day the rate of interest publicly announced by Wachovia Bank, National Association in Charlotte, North Carolina (or such other principal office of the Administrative Agent as communicated in writing to Carpenter and the Lenders) from time to time as its Prime Rate for Dollars loaned in the United States. It is a rate set by Wachovia Bank, National Association based upon a variety of factors, including Wachovia Bank, National Association’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in the interest rate resulting from a change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Principal Financial Center” means (i) in the case of each currency identified in Section 1.4(a)(i)(A) of the 1991 ISDA Definitions (as amended and supplemented by the 1998 Supplement to the 1991 ISDA Definitions and the 1998 ISDA Euro Definitions) published by the International Swaps and Derivates Association, Inc., the financial center identified in said Section opposite such currency and (ii) in the case of any other currency, the principal financial center of the country that issues such currency, as determined by the Administrative Agent.

“Purchase Money Indebtedness” means Indebtedness of Carpenter or any Subsidiary incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of Carpenter or such Subsidiary; provided that such Indebtedness is incurred within 90 days after such property is acquired or, in the case of improvements, constructed.

“Register” has the meaning set forth in Section 11.06(d).

“Regulation D, O, T, U or X” means Regulation D, O, T, U or X, respectively, of the Board as amended, or any successor regulation, in each case together with all interpretations of staff opinions issued in connection therewith.

“Remaining Lenders” has the meaning set forth in Section 2.09(d)(ii)(B).

“Replacement Date” has the meaning set forth in Section 2.09(c).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Lenders” means Lenders whose aggregate Credit Exposure (as hereinafter defined) constitutes more than 50% of the Credit Exposure of all Lenders at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Lenders such Lender and the aggregate principal Dollar Amount of Credit Exposure of such Lender at such time. For purposes of the preceding sentence, the term “Credit Exposure” as applied to each Lender shall mean (i) at any time prior to the termination of the Commitments, the Revolving Commitment Percentage of such Lender multiplied by the Revolving Committed Amount, and (ii) at any time after the termination of the Commitments, the Dollar Amount of the outstanding Loans of such Lender.

“Reset Date” has the meaning set forth in Section 1.05.

“Responsible Officer” means the president, chief financial officer, treasurer or assistant treasurer of Carpenter. Any document delivered hereunder that is signed by a Responsible Officer of Carpenter shall be conclusively presumed to have been authorized by all necessary corporate, partnership

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and/or other action on the part of Carpenter and such Responsible Officer shall be conclusively presumed to have acted on behalf of Carpenter.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any class of Equity Interests or Equity Equivalents of Carpenter or any Subsidiary, now or hereafter outstanding, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of Equity Interests or Equity Equivalents of Carpenter or any Subsidiary, now or hereafter outstanding or (iii) any payment made to retire, or to obtain the surrender of, any Equity Interests or Equity Equivalents of or now or hereafter outstanding.

“Revolving Borrowing” means a Borrowing comprised of Loans and identified as such in the Notice of Borrowing with respect thereto.

“Revolving Commitment” means, with respect to any Lender, the commitment of such Lender, in an aggregate principal amount at any time outstanding of up to such Lender’s Revolving Commitment Percentage of the Revolving Committed Amount, to make Loans in accordance with the provisions of Section 2.01.

“Revolving Committed Amount” means $75,000,000 or such lesser amount to which the Revolving Committed Amount may be reduced pursuant to Section 2.09.

“Revolving Commitment Percentage” means, for each Lender, the percentage identified as its Revolving Commitment Percentage on Schedule 1.01A hereto, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 11.06(b).

“Revolving Outstandings” means at any date the Dollar Amount of the aggregate outstanding principal amount of all Loans.

“Sale/Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to Carpenter or any of its Subsidiaries of any property, whether owned by Carpenter or any of its Subsidiaries as of the Closing Date or later acquired, which has been or is to be sold or transferred by Carpenter or any of its Subsidiaries to such Person or to any other Person from whom funds have been, or are to be, advanced by such Person on the security of such property.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., a New York corporation, and its successor or, absent any such successor, such nationally recognized statistical rating organization as Carpenter and the Administrative Agent may select.

“Securities Act” means the Securities Act of 1933, as amended, and any successor statute thereto, together with the rules and regulations promulgated thereunder.

“SPC” has the meaning set forth in Section 11.06(h).

“Subsidiary” means with respect to any Person any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, more than 50% of the total voting power of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or business entity other than a corporation, more than 50% of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

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For purposes hereof, a Person or Persons shall be deemed to have more than 50% ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated more than 50% of partnership, association or other business entity gains or losses or shall be or control the managing director, manager or a general partner of such partnership, association or other business entity.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such person (without regard to accounting treatment).

“Taxes” has the meaning set forth in Section 3.01.

“Type” has the meaning set forth in Section 1.04.

“Unfunded Pension Liability” means at any date the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” means the United States of America, including the states and the District of Columbia, but excluding its territories and possessions.

“Wholly-Owned Subsidiary” means, with respect to any Person at any date, any Subsidiary of such Person all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person.

Section 1.02    Computation of Time Periods and Other Definitional Provisions.    For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. All references to time herein shall be references to Eastern Standard time or Eastern Daylight time, as the case may be, unless specified otherwise. References in this Agreement to Articles, Sections, Schedules, Appendices or Exhibits shall be to Articles, Sections, Schedules, Appendices or Exhibits of or to this Agreement unless otherwise specifically provided. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.

Section 1.03    Accounting Terms and Determinations.    Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All financial statements delivered to the Lenders hereunder shall be accompanied by a statement from Carpenter that GAAP has not changed since the most recent financial statements delivered by Carpenter to the Lenders or, if GAAP has changed, describing such changes in detail and explaining how such changes affect the financial statements. All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 6.01 (or, prior to the delivery of the first financial statements pursuant to Section 6.01, consistent with the financial statements described in Section 5.05(a)).

Section 1.04    Types of Borrowings.    The term “Borrowing” denotes the aggregation of Loans of one or more Lenders to be made to the Borrower pursuant to Article II on the same date, all of which Loans are of the same Type (subject to Article III) and, except in the case of Base Rate Loans, have the same initial Interest Period. Loans hereunder are distinguished by “Type”. The “Type” of a Loan refers to whether such Loan is a Base Rate Loan or a Eurocurrency Loan (Eurodollar or Alternative Currency).

Section 1.05    Exchange Rates.    On each Calculation Date, the Administrative Agent shall determine the applicable Exchange Rates as of such Calculation Date used for calculating relevant Dollar Amounts. The Exchange Rates so determined shall become effective on the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date and shall for all purposes of this Agreement (other than provisions expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between Dollars and currencies other than Dollars. Whenever in this Agreement in connection with a Borrowing or conversion or continuation of a Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Loan is denominated in a currency other than Dollars, such amount shall be the relevant equivalent in such currency of such Dollar amount (rounded to the nearest 1,000th unit of such currency), as determined by the Administrative Agent.

Section 1.06    Redenomination of Certain Foreign Currencies.

(a)    Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Economic and Monetary Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euros at the time of such adoption (in accordance with the EEMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)    Without prejudice and in addition to any method of conversion or rounding prescribed by any EEMU Legislation and without limiting the liability of the Borrower for any amount due under this Agreement or any other Loan Document, all references in this Agreement to minimum amounts (or integral multiples thereof) denominated in the national currency unit of any member state of the European Economic and Monetary Union that adopts the Euro as its lawful currency after the date hereof shall, immediately upon such adoption, be replaced by references to such reasonably comparable and convenient amounts (or integral multiples hereof) in the Euro as the Administrative Agent may specify.

(c)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Economic and Monetary Union and any relevant market conventions or practices relating to the Euro.

ARTICLE II

THE CREDIT FACILITIES

Section 2.01    Commitments to Lend.    Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans denominated in Dollars or Available Alternative Currencies to the Borrower pursuant to this Section 2.01 from time to time prior to the Maturity Date in amounts such that the aggregate Dollar Amount of its Revolving Outstandings shall not exceed (after giving effect to all Loans repaid concurrently with the making of any Loans) its Revolving Commitment; provided that, immediately after giving effect to each such Loan, the aggregate Dollar Amount of the Revolving Outstandings shall not exceed the aggregate amount of the Revolving Commitments. Each Revolving Borrowing shall be in an aggregate principal Dollar Amount of $2,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount of the unused Revolving Commitments) and shall be made from the several Lenders ratably in proportion to their respective Revolving Commitments. Within the foregoing limits, the Borrower may borrow under this Section 2.01, repay, or, to the extent permitted by Section 2.08, prepay, Loans and reborrow under this Section 2.01.

Section 2.02    Notice of Borrowings.    The Borrower shall give the Administrative Agent notice of each Borrowing substantially in the form of Exhibit A-1 hereto (a “Notice of Borrowing”) not later than 11:30 A.M. on (i) the date of each Base Rate Borrowing, (ii) the third Business Day before each Eurodollar Borrowing and (iii) the fourth Business Day before each Eurocurrency Borrowing in an Alternative Currency. Each such notice shall be irrevocable and shall specify:

(A)    the name of the applicable Borrower;

(B)    the date of such Borrowing, which shall be a Business Day for the relevant currency;

(C)    the currency, the aggregate amount (in the applicable currency) and the Dollar Amount, if applicable, of such Borrowing;

(D)    whether the Loans comprising such Borrowing are to bear interest initially at the Base Rate or the Eurocurrency Rate; and

(E)    in the case of a Eurocurrency Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period and to Section 2.05(a).

Section 2.03    Notice to Lenders; Funding of Loans.

(a)    Notice to Lenders.    Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of such Lender’s ratable share (if any) of the Borrowing referred to therein, and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(b)    Funding of Loans.    On the date of each Borrowing, each Lender participating therein shall: (i) if such Borrowing is to be made in Dollars, make available its share of such Borrowing in Dollars not later than 2:00 P.M., in Federal or other funds immediately available, to the Administrative Agent at the Administrative Agent’s Office; or (ii) if such Borrowing is to be made in an Alternative Currency, make available its share of such Borrowing in such Alternative Currency (in such funds as may then be customary for the settlement of international transactions in such Alternative Currency) to the account of the Administrative Agent at such time and place as shall have been notified by the Administrative Agent to the Lenders by at least two Business Days’ notice. Unless the Administrative Agent determines that any applicable condition specified in Article IV has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s Office.

(c)    Funding by the Administrative Agent in Anticipation of Amounts Due from the Lenders.    Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing (except in the case of a Base Rate Borrowing, in which case prior to the time of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.03(b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) a rate per annum equal to the higher of the Federal Funds Rate (if such Borrowing is in Dollars) or the rate then applicable to such Loan in accordance with Section 2.05, in the case of the Borrower, and (ii) the Federal Funds Rate (if such Borrowing is in Dollars) or the Applicable Interbank Offered Rate (if such Borrowing is in an Alternative Currency), in the case of such Lender. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement.

(d)    Obligations of Lenders Several.    The failure of any Lender to make a Loan required to be made by it as part of any Borrowing hereunder shall not relieve any other Lender of its obligation, if any, hereunder to make any Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such date of Borrowing.

(e)    Failed Loans.    If any Lender shall fail to make any Loan (a “Failed Loan”) which such Lender is otherwise obligated hereunder to make to the Borrower on the date of Borrowing thereof, and the Administrative Agent shall not have received notice from the Borrower or such Lender that any condition precedent to the making of the Failed Loan has not been satisfied, then, until such Lender shall have made or be deemed to have made (pursuant to the last sentence of this subsection (e)) the Failed Loan in full or the Administrative Agent shall have received notice from the Borrower or such Lender that any condition precedent to the making of the Failed Loan was not satisfied at the time the Failed Loan was to have been made, whenever the Administrative Agent shall receive any amount from the Borrower for the account of such Lender, (i) the amount so received (up to the amount of such Failed Loan) will, upon receipt by the Administrative Agent, be deemed to have been paid to the Lender in satisfaction of the obligation for which paid, without actual disbursement of such amount to the Lender, (ii) the Lender will be deemed to have made the same amount available to the Administrative Agent for disbursement as a Loan to the Borrower (up to the amount of such Failed Loan) and (iii) the Administrative Agent will disburse such amount (up to the amount of the Failed Loan) to the Borrower or, if the Administrative Agent has previously made such amount available to the Borrower on behalf of such Lender pursuant to the provisions hereof, reimburse itself (up to the amount of the amount made available to the Borrower); provided, however, that the Administrative Agent shall have no obligation to disburse any such amount to the Borrower or otherwise apply it or deem it applied as provided herein unless the Administrative Agent shall have determined in its sole discretion that to so disburse such amount will not violate any law, rule, regulation or requirement applicable to the Administrative Agent. Upon any such disbursement by the Administrative Agent, such Lender shall be deemed to have made a Base Rate Loan as the Failed Loan to the Borrower in satisfaction, to the extent thereof, of such Lender’s obligation to make the Failed Loan.

Section 2.04    Evidence of Loans.

(a)    Lender Accounts.    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b)    Administrative Agent Records.    The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder and the Type of each Loan made and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof.

(c)    Evidence of Debt.    The entries made in the accounts maintained pursuant to subsections (a) and (b) of this Section 2.04 shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(d)    Notes.    Notwithstanding any other provision of this Agreement, if any Lender shall request and receive a Note or Notes as provided in Section 11.06 or otherwise, then the Loans of such Lender shall be evidenced by Notes substantially in the form of Exhibit B and payable to the order of such Lender for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Lender’s Loans.

(e)    Notes for Loans of Different Types.    Each Lender may, by notice to the Borrower and the Administrative Agent, request that its Loans of a particular Type be evidenced by separate Notes in an amount equal to the aggregate unpaid principal amount of such Loans. Each such Note shall be in substantially the form of Exhibit B hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant Type. Each reference in this Agreement to such Lender’s “Note” shall be deemed to refer to and include any or all of such Notes, as the context may require.

(f)    Note Endorsements.    Each Lender having one or more Notes shall record the date, amount and Type of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Lender so elects in connection with any transfer or enforcement of any Note, endorse on the reverse side or on the schedule, if any, forming a part thereof appropriate notations to evidence the foregoing information with respect to each outstanding Loan evidenced thereby; provided that the failure of any Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under any such Note. Each Lender is hereby irrevocably authorized by the Borrower so to endorse each of its Notes and to attach to and make a part of each of its Notes a continuation of any such schedule as and when required.

Section 2.05    Interest.

(a)    Rate Options Applicable to Loans.    Each Borrowing shall be comprised of Base Rate Loans or Eurocurrency Loans, as the Borrower may request pursuant to Section 2.02. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrowers may not request any Borrowing that, if made, would result in an aggregate of more than 10 separate Groups of Eurocurrency Loans being outstanding hereunder at any one time. For this purpose, Loans having different Interest Periods, regardless of whether commencing on the same date, shall be considered separate Groups.

(b)    Base Rate Loans.    Each Loan which is made as, or converted into, a Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made as, or converted into, a Base Rate Loan until it becomes due or is converted into a Loan of any other Type, at a rate per annum equal to the Applicable Margin for Base Rate Loans for such day plus the Base Rate for such day. Such interest shall be payable quarterly in arrears on each Interest Payment Date and, with respect to the principal amount of any Base Rate Loan converted to a Eurocurrency Loan, on the date such Base Rate Loan is so converted. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for such day.

(c)    Eurocurrency Loans.    Each Eurocurrency Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for Eurocurrency Loans for such day plus the Eurocurrency Rate applicable to Eurocurrency Loans denominated in the relevant currency for such Interest Period; provided that if any Eurocurrency Loan or any portion thereof shall, as a result of the definition of Interest Period, have an Interest Period of less than one month (other than any Eurocurrency Loan with an Interest Period of one week), such portion shall bear interest during such Interest Period at the rate applicable to Base Rate Loans during such period. Such interest shall be payable for each Interest Period on each Interest Payment Date. Any overdue principal of or interest on any Eurocurrency Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the higher of (i) the sum of 2% plus the Applicable Margin for Eurocurrency Loans for such day plus the Eurocurrency Rate applicable to such Loan at the date such payment was due and (ii) (A) in the case of Eurocurrency Loans not denominated in Dollars, the sum of 2% plus the Applicable Margin for Eurocurrency Loans for such day plus the Applicable Interbank Offered Rate for one day (or, if such amount due remains unpaid more than three Business Days, then for such other period of time not longer than six months as the Administrative Agent may select) deposits in the relevant currency in an amount approximately equal to such overdue payment or (B) in the case of Eurocurrency Loans denominated in Dollars, the sum of 2% plus the Applicable Margin for Eurocurrency Loans for such day plus the quotient obtained (rounded upward, if necessary, to the nearest 1/100th of 1%) by dividing (x) the Applicable Interbank Offered Rate for one day (or if such amount due remains unpaid more than three Business Days, then for such other period of time not longer than six months as the Administrative Agent may select) deposits in the relevant currency in an amount approximately equal to such overdue payment by (y) 1.00 minus the Eurocurrency Reserve Percentage (or, if the circumstances described in Section 3.02 shall exist, at a rate per annum equal to the sum of 2% plus the rate applicable to Revolving Base Rate Loans for such day).

(d)    Determination and Notice of Interest Rates.    The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to Carpenter and the participating Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error. Any notice with respect to Eurocurrency Loans shall, without the necessity of the Administrative Agent so stating in such notice, be subject to adjustments in the Applicable Margin applicable to such Loans after the beginning of the Interest Period applicable thereto. When during an Interest Period any event occurs that causes an adjustment in the Applicable Margin applicable to Loans to which such Interest Period is applicable, the Administrative Agent shall give prompt notice to Carpenter and the Lenders of such event and the adjusted rate of interest so determined for such Loans, and its determination thereof shall be conclusive in the absence of manifest error.

(e)    Default Interest.    Upon the occurrence and during the continuance of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing herein or under the other Loan Documents shall bear interest, payable on demand, at a per annum rate equal to (i) in the case of principal of any Loan, the rate otherwise applicable to such Loan during such period pursuant to this Section 2.05 plus 2.00% (without duplication of any amount owing in respect of Base Rate Loans under the third sentence of Section 2.05(b), in respect of Eurocurrency Loans under the third sentence of Section 2.05(c), (ii) in the case of interest on any Loan the Base Rate plus the Applicable Margin for Loans on such day plus 2.00% and (iii) in the case of any other amount, the Base Rate plus the Applicable Margin for Revolving Base Rate Loans plus 2.00%.

Section 2.06    Extension and Conversion.

(a)    Continuation Conversion Options.    The Dollar-Denominated Loans included in each Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower shall have the option, on any Business Day, to elect to change or continue the type of interest rate borne by each Group of Dollar-Denominated Loans (subject in each case to the provisions of Article III and subsection 2.06(d)), as follows:

(i)    if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Eurodollar Loans as of any Business Day; and

(ii)    if such Loans are Eurodollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as Eurodollar Loans for an additional Interest Period, subject to Section 3.05 in the case of any such conversion or continuation effective on any day other than the last day of the then current Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice, substantially in the form of Exhibit A-2 hereto (a “Notice of Extension/Conversion”) to the Administrative Agent not later than 12:00 Noon on the third Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Extension/Conversion may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans, provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each $2,000,000 or any larger multiple of $500,000.

(b)    Contents of Notice of Extension/Conversion.    Each Notice of Extension/Conversion shall specify:

(i)    the Group of Loans (or portion thereof) to which such notice applies;

(ii)    the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection 2.06(a) above;

(iii)    if the Loans comprising such Group are to be converted, the new type of Loans and, if the Loans being converted are to be Eurodollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv)    if such Loans are to be continued as Eurodollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of the term “Interest Period”.

(c)    Notification to Lenders.    Upon receipt of a Notice of Extension/Conversion from the Borrower pursuant to subsection 2.06(a) above, the Administrative Agent shall promptly notify each Lender of the contents thereof and such notice shall not thereafter be revocable by the Borrower. If no

Notice of Extension/Conversion is timely received prior to the end of an Interest Period for any Group of Eurodollar Loans, the Borrower shall be deemed to have elected that such Group be converted to Base Rate Loans as of the last day of such Interest Period.

(d)    Limitation on Conversion/Continuation Options.    The Borrowers shall not be entitled to elect to convert any Loans to, or continue any Loans for an additional Interest Period as, Eurodollar Loans if (i) the aggregate principal amount of any Group of Eurodollar Loans created or continued as a result of such election would be less than $2,000,000 or (ii) a Default shall have occurred and be continuing when the Borrower delivers notice of such election to the Administrative Agent.

(e)    Alternative Currency Loans.    The initial Interest Period for each Group of Alternative Currency Loans shall be specified by the Borrower in the applicable Notice of Borrowing. The Borrower may specify the duration of each subsequent Interest Period applicable to such Group of Alternative Currency Loans by delivering to the Administrative Agent, not later than 12:00 Noon (New York City time) on the fourth Business Day before the end of the immediately preceding Interest Period, a notice specifying the Group of Loans to which such notice applies and the duration of such subsequent Interest Period (which shall comply with the provisions of the definition of Interest Period). Such notice may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the Dollar Amounts of the portion to which such notice applies, and the remaining portion to which it does not apply, are each at least $2,000,000. If no such Notice of Extension/Conversion is timely received by the Administrative Agent before the end of any applicable Interest Period, the Borrower shall be deemed to have elected that the subsequent Interest Period for such Group of Loans shall have a duration of one month (subject to the provisions of the definition of Interest Period).

(f)    Certain Mandatory Conversions and Prepayments of Eurocurrency Loans.    On the date in which the aggregate unpaid Dollar Amount of Eurocurrency Loans comprising any Group of Loans shall be reduced, by payment or prepayment or otherwise, to less than $2,000,000, such Loans shall, on the last day of the then current Interest Period therefor, (i) if such Eurocurrency Loans are denominated in Dollars, automatically be converted into Base Rate Loans and (ii) if such Eurocurrency Loans are denominated in an Alternative Currency, be repaid by the Borrower. Upon the occurrence and during the continuance of any Event of Default, (i) each Eurocurrency Loan shall automatically, on the last day of the then current Interest Period therefor, (A) if such Eurocurrency Loan is denominated in Dollars, be converted into a Base Rate Loan and (B) if such Eurocurrency Loan is denominated in an Alternative Currency, be redenominated into Dollars in an amount equal to the then Dollar Equivalent thereof as of the date of determination and converted into Base Rate Loans and (ii) the obligation of the Lenders to make, or to continue or convert Loans into, Eurocurrency Loans shall be suspended. The Administrative Agent shall promptly notify each Lender of the aggregate Dollar Amount if any such Eurocurrency Loan which is redenominated into Dollars and such Lender’s pro-rata share of such Loan.

(g)    Accrued Interest.    Accrued interest on a Loan (or portion thereof) being extended or converted shall be paid by the Borrower (i) with respect to any Base Rate Loan being converted to a Eurodollar Loan, on the last day of the first fiscal quarter of Carpenter ending on or after the date of conversion and (ii) otherwise, on the date of extension or conversion.

Section 2.07    Scheduled Termination of Commitments; Mandatory Prepayments.    The Commitments shall terminate on the Maturity Date, and any Loans then outstanding (together with accrued interest thereon) shall be due and payable on the Maturity Date. If on any Calculation Date after giving effect to the determination of all relevant Dollar Amounts hereunder, the aggregate Dollar Amount of all Revolving Outstandings exceeds the aggregate amount of the Revolving Commitments, the Borrower shall, within five Business Days, prepay outstanding Loans (as selected by Carpenter and notified to the Lenders through the Administrative Agent not less than three Business Days prior to the date of such payment).

Section 2.08    Optional Prepayments.

(a)    Subject in the case of any Eurocurrency Loan to Section 3.05, the Borrower may (i) with notice by 12:00 Noon on the date of such prepayment, prepay any Group of Base Rate Loans bearing interest at the Base Rate pursuant to Section 3.02, in each case in whole at any time, or from time to time in part in an aggregate Dollar Amount of $5,000,000 or any larger multiple of $1,000,000, or (ii) upon at least three Business Days’ notice to the Administrative Agent, prepay any Group of Eurocurrency Loans in whole at any time, or from time to time in part in an aggregate Dollar Amount of $5,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Lenders included in such Group or Borrowing.

(b)    Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.

Section 2.09    Adjustment of Commitments.

(a)    Optional Termination or Reduction of Revolving Committed Amount.    Carpenter may from time to time terminate in full or permanently reduce the Revolving Committed Amount upon five Business Days’ prior written or telecopied notice to the Administrative Agent; provided, however, that (i) no such termination or reduction shall be made which would cause the Dollar Amount of the Revolving Outstandings (after giving effect to any concurrent repayment of Loans to exceed the Revolving Committed Amount as so reduced, and (ii) any such partial reduction shall be in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof (or, if less, the full remaining amount of the then applicable Revolving Committed Amount). The Administrative Agent shall promptly notify each affected Lender of the receipt by the Administrative Agent of any notice from Carpenter pursuant to this Section 2.09(a). Any partial reduction of the Revolving Committed Amount pursuant to this Section 2.09(a) shall be applied to the Revolving Commitments of the Lenders pro-rata based upon their respective Revolving Commitment Percentages. Carpenter shall pay to the Administrative Agent for the account of the Lenders in accordance with the terms of Section 2.10, on the date of each termination or reduction of the Revolving Committed Amount, any fees accrued through the date of such termination or reduction on the amount of the Revolving Committed Amount so terminated or reduced.

(b)    Automatic Termination at Maturity.    The Revolving Commitments of the Lenders shall terminate automatically on the Maturity Date.

(c)    Optional Replacement of Lenders, Non-Pro-Rata Termination of Commitments.    If (i) any Lender has demanded compensation or indemnification pursuant to Section 3.01 or Section 3.04, (ii) the obligation of any Lender to make Eurocurrency Loans has been suspended pursuant to Section 3.02, (iii) any Lender is a Defaulting Lender or (iv) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 11.01 or any other provision of any Loan Document requires the consent of all of the Lenders and with respect to which the Required Lenders shall have granted their consent, Carpenter shall have the right, if no Default or Event of Default then exists, to (i) remove such Lender by terminating such Lender’s Commitment in full or (ii) replace such Lender by causing such Lender to assign its Commitment to one or more existing

Lenders or Eligible Assignees pursuant to Section 11.06. The replacement of a Lender pursuant to this Section 2.09(c) shall be effective on the tenth Business Day (the “Replacement Date”) following the date of notice of such replacement to the Lenders through the Administrative Agent, subject to the satisfaction of the following conditions:

(i)    each replacement Lender and/or Eligible Assignee, and each Lender subject to replacement, shall have satisfied the conditions to an Assignment and Acceptance set forth in Section 11.06(b) and, in connection therewith, the replacement Lender(s) and/or Eligible Assignee(s) shall pay to each Lender subject to replacement an amount equal in the aggregate to the sum of (x) the principal of, and all accrued but unpaid interest on, its outstanding Loans and (y) all accrued but unpaid fees owing to it pursuant to Section 2.10; and

(ii)    the Borrower shall have paid to the Administrative Agent for the account of each replaced Lender an amount equal to all obligations owing to such replaced Lenders by the Borrower pursuant to this Agreement and the other Loan Documents (other than those obligations of the Borrower referred to in clause (i)(A) above).

In the case of the removal of a Lender pursuant to this Section 2.09(c), upon payment by the Borrower to the Administrative Agent for the account of the Lender subject to such removal of an amount equal to the sum of (A) the aggregate principal amount of all Loans held by such Lender and (B) all accrued interest, fees and other amounts owing to such Lender hereunder, including, without limitation, all amounts payable by the Borrower to such Lender under Article III or Sections 10.04 and 10.05, such Lender shall cease to constitute a Lender hereunder; provided that the provisions of this Agreement (including, without limitation, the provisions of Article III and Sections 10.04 and 10.05) shall continue to govern the rights and obligations of a removed Lender with respect to any Loans made or any other actions taken by such removed Lender while it was a Lender.

(d)    Optional Extensions of Commitments.

(i)    If Carpenter shall request, by notice to the Administrative Agent not less than 45 days and not more than 60 days prior to the Maturity Date then in effect, that the availability period for Loans be extended until the first anniversary of such Maturity Date, then the Administrative Agent shall promptly notify each Lender of such request, and each Lender shall notify Carpenter and the Administrative Agent not less than 30 days and not more than 45 days prior to such Maturity Date of its election so to extend or not extend the availability period for Loans. Any Lender which shall not timely notify the Administrative Agent of such election shall be deemed to have elected not to extend such availability period.

(ii) (A)    If Lenders comprising the Required Lenders fail to timely notify the Administrative Agent pursuant to clause d(i) of this Section 2.09 of their election to extend the availability period for Loans or shall be deemed to have elected not to extend the availability period for Loans by virtue of having not timely notified the Administrative Agent of their election to extend such availability period, then the Maturity Date then in effect shall not be extended and the outstanding principal balance of all Loans and other amounts payable hereunder shall be payable on such Maturity Date.

(B)    If, and only if, Lenders compromising the Required Lenders (collectively, the “Remaining Lenders”) shall timely notify the Administrative Agent pursuant to clause (d)(i) of this Section 2.09 of their election to extend the availability period for Loans, then the Administrative Agent shall so advise Carpenter and the Remaining Lenders, and the Remaining Lenders or any of them shall have the right (but not the obligation), upon notice to the Administrative Agent not later than the Business Day immediately preceding the applicable Maturity Date, to increase their respective Revolving Commitments by an amount equal in the aggregate to the Revolving Commitments of the Lenders who have, or have been deemed to have, elected not to extend the availability period for Loans. Each Lender electing to increase its Revolving Commitment hereunder shall specify in its notice to the Administrative Agent the amount by which it is willing to increase its Revolving Commitment; provided that such amount shall not exceed for any Lender the product of (A) the quotient of (x) such Lender’s Revolving Commitment divided by (y) the aggregate Revolving Commitments of all the Remaining Lenders (in each case determined before giving effect to any increase in the Revolving Commitments of the Remaining Lenders pursuant to this subsection (e)) multiplied by (B) the aggregate Revolving Commitments of the Lenders who have, or have been deemed to have, elected not to extend the availability period for Loans. Each increase in the Revolving Commitment of a Lender hereunder shall be evidenced by a written instrument executed by such Lender and the Administrative Agent and shall take effect on the Maturity Date in effect for the Lenders who have, or have been deemed to have, elected not to extend the availability period for Loans.

(iii)    If the aggregate Revolving Commitments of the Lenders shall exceed the aggregate amount by which the Remaining Lenders have agreed to increase their Revolving Commitments pursuant to subsection (d)(ii) of this Section 2.09, Carpenter may, with the approval of the Administrative Agent, designate one or more Eligible Assignees willing to extend Revolving Commitments until the first anniversary of the Maturity Date in effect for the Lenders who have, or have been deemed to have, elected not to extend the availability period for Loans in an aggregate amount not greater than such excess. Any such Eligible Assignee shall, on or prior to the Maturity Date in effect for the Lenders who have, or have been deemed to have, elected not to extend the availability period for Loans, execute and deliver to Carpenter, the Administrative Agent and each Remaining Lender an instrument, satisfactory to Carpenter and the Administrative Agent, setting forth the amount of its Revolving Commitment and containing its agreement to become, and to perform all the obligations of, a Lender hereunder. The Revolving Commitment of such Eligible Assignee shall become effective, and such Eligible Assignee shall become a Lender hereunder, on the Maturity Date then in effect for the Lenders who have, or have been deemed to have, elected not to extend the availability period for Loans.

(iv)    The Borrowers shall deliver to each Eligible Assignee, on the Maturity Date in effect for the Lenders who have, or have been deemed to have, elected not to extend the availability period for Loans, a Note evidencing the Borrowers’ obligations to pay Loans made by such Eligible Assignee pursuant to this Agreement.

(v)    If some or all of the Lenders shall have elected to extend the availability period for Loans as provided in this Section 2.09(d), then (A) the availability period with respect to the Revolving Commitments of such Lenders and any which becomes a Lender hereunder shall continue until the first anniversary of the Maturity Date in effect prior to such election and, as to such Lenders, the term “Maturity Date”, as used herein, shall mean such first anniversary; (B) the Revolving Commitments of the Lenders who have, or have been deemed to have, elected not to extend the availability period for Loans shall continue in effect until the Maturity Date in effect prior to such extension and shall then terminate, and, as to such Lenders, the term “Maturity Date”, as used herein, shall continue to mean such Maturity Date; and (C) on the Maturity Date in effect prior to such extension, each of the Lenders who have, or have been deemed to have, elected not to extend the availability period for Loans shall cease to be a Lender hereunder; provided that the provisions of this Agreement (including, without limitation, the provisions of

Article III and Sections 10.04 and 10.05) shall continue to govern the rights and obligations of such Lender with respect to any Loans made or any other actions taken by such Lender while it was a Lender.

Section 2.10    Fees.

(a)    Facility Fee.    Carpenter shall pay to the Administrative Agent for the account of each Lender a fee (the “Facility Fee”) on such Lender’s Revolving Commitment Percentage of the daily Dollar Amount of Revolving Committed Amount, computed at a per annum rate for each day at a rate equal to the Applicable Margin in effect from time to time. The Facility Fee shall commence to accrue on the Closing Date and shall be due and payable in arrears on each March 31, June 30, September 30 and December 31 (and any date that the Revolving Committed Amount is reduced as provided in Section 2.08(a) and the Maturity Date) for the calendar quarter or portion thereof ending on each such date, beginning with the first of such dates to occur after the Closing Date.

(b)    Utilization Fee.    Carpenter shall pay to the Administrative Agent for the account of each Lender a fee (the “Utilization Fee”) on the actual daily aggregate Dollar Amount of such Lender’s Loans then outstanding hereunder with respect to each day on which the principal amount of all Loans then outstanding exceeds 50% of the aggregate Revolving Commitments (each such day a “Utilization Fee Day”). Such fee shall be computed with respect to each Utilization Fee Day at a rate equal to ..125% per annum, and shall accrue with respect to each Utilization Fee Day occurring on and after the Closing Date to the Maturity Date and, to the extent accrued during such period, shall be due and payable, quarterly in arrears, on the last Business Day of each March, June, September and December, beginning on the first of such dates to occur after the Closing Date.

(c)    Agency Fees.    Carpenter shall pay an agency fee to the Administrative Agent’s own account, in amounts and at times specified in the letter agreement dated September 3, 2002, among Carpenter, Wachovia Securities, Inc. and the Administrative Agent. All such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.11    Pro-rata Treatment.    Except to the extent otherwise provided herein, each Borrowing, each payment or prepayment of principal of or interest on any Loan, each payment of fees (other than the fees retained by the Agents for their own account), each reduction of the Revolving Committed Amount and each conversion or continuation of any Loan, shall be allocated pro-rata among the relevant Lenders in accordance with the respective Revolving Commitment Percentages, of such Lenders (or, if the Commitments of such Lenders have expired or been terminated, in accordance with the respective principal amounts of the outstanding Loans of such Lenders); provided that, in the event any amount paid to any Lender pursuant to this subsection (a) is rescinded or must otherwise be returned by the Administrative Agent, each Lender shall, upon the request of the Administrative Agent, repay to the Administrative Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative Agent until the date the Administrative Agent receives such repayment at a rate per annum equal to, during the period to but excluding the date two Business Days after such request, the Federal Funds Rate, and thereafter, the Base Rate plus two percent (2%) per annum.

Section 2.12    Sharing of Payments.    The Lenders agree among themselves that, except to the extent otherwise provided herein, if any Lender shall obtain payment in respect of any Loan or any other obligation owing to such Lender under this Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro-rata share of such payment as provided for in this Agreement, such Lender shall promptly pay in cash or purchase from the other Lenders a participation in such Loans, and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Agreement; provided that nothing in this Section 2.12 shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have for payment of indebtedness of the Borrower other than its indebtedness hereunder. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by payment in cash or a repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan or other obligation in the amount of such participation. Except as otherwise expressly provided in this Agreement, if any Lender or the Administrative Agent shall fail to remit to the Administrative Agent or any other Lender an amount payable by such Lender or the Administrative Agent to the Administrative Agent or such other Lender pursuant to this Agreement on the date when such amount is due, such payments shall be made together with interest thereon if paid within two Business Days of the date when such amount is due at a per annum rate equal to the Federal Funds Rate and thereafter at a per annum rate equal to the Base Rate until the date such amount is paid to the Administrative Agent or such other Lender. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 2.12 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 2.12 to share in the benefits of any recovery on such secured claim.

Section 2.13    Payments; Computations.

(a)    Payments by the Borrower.    Each payment of principal of and interest on Loans and fees hereunder (other than fees payable directly to the Agents) shall be paid not later than 2:00 P.M. on the date when due, in the applicable currency and in funds immediately available to the Administrative Agent at the Administrative Agent’s Office. Each such payment shall be made irrespective of any set-off, counterclaim or defense to payment which might in the absence of this provision be asserted by the Borrower or any Affiliate against any Agent or any Lender. Except as otherwise provided herein, payments received after 2:00 P.M. shall be deemed to have been received on the next Business Day. The Borrower shall, at the time it makes any payments under this Agreement, specify to the Administrative Agent the Loan, fees or other amounts payable by the Borrower hereunder to which such payment is to be applied (and if it fails so to specify or if such application would be inconsistent with the terms hereof, the Administrative Agent shall, subject to Section 2.11, distribute such payment to the Lenders in such manner as the Administrative Agent may deem appropriate). The Administrative Agent will distribute such payments in like funds to the applicable Lenders on the date of receipt thereof, if such payment is received prior to 2:00 P.M.; otherwise the Administrative Agent will distribute such payment to the applicable Lenders on the next succeeding Business Day. Whenever any payment hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless (in the case of Eurocurrency Loans) such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day for such currency. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time. The Borrower hereby authorizes and directs the Administrative Agent to debit any account maintained by the Borrower with the Administrative Agent to pay when due any amounts required to be paid from time to time under this Agreement. Unless converted to Dollars pursuant to the express terms of this Agreement, all payments in respect of the principal of or interest on Loans denominated in any Available Alternative Currency shall be made by the Borrower in such Alternative Currency.

(b)    Distributions by the Administrative Agent.    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date, and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at (i) the Federal Funds Rate (if such amount was distributed in Dollars) or (ii) the rate per annum at which one day deposits in the relevant currency are offered to the Administrative Agent in the appropriate interbank market for such day (if such amount was distributed in an Alternative Currency).

(c)    Computations.    Except for Base Rate Loans, in which case interest shall be computed on the basis of a 365 or 366 day year as the case may be (unless the Base Rate is determined by reference to the Federal Funds Rate), all computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days. Interest shall accrue from and include the date of borrowing (or continuation or conversion) but excluding the date of payment.

Section 2.14    Judgment Currency.

(a)    Exchange Ratio.    If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder or under any other Loan Document in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)    Satisfaction of Obligations in Agreement Currency.    The obligations of each Borrower hereunder and under each other Loan Document in respect of any sum due to any other party hereto or thereto or to any holder of the obligations owing hereunder or thereunder (an “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may, in accordance with normal banking procedures in the relevant jurisdiction, purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrowers agree, jointly and severally, as a separate obligation and notwithstanding such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 2.14 shall survive the termination of this Agreement and the payment of all other amounts owing.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01    Taxes.

(a)    Payments Net of Certain Taxes.    Any and all payments by the Borrower to or for the account of any Lender or any Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and each Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender (or its Applicable Lending Office) or such Agent (as the case may be) is organized or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable under this Agreement or any other Loan Document to any Lender or any Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 3.01) such Lender or such Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and withholdings, (ii) the Borrower shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Administrative Agent, at the office of the Administrative Agent specified in Section 11.02, the original or a certified copy of a receipt evidencing payment thereof.

(b)    Other Taxes.    In addition, the Borrower agrees to pay any and all present or future stamp or documentary, excise or property taxes or similar levies (including mortgage recording taxes) which arise from any payment made under this Agreement or any other Loan Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c)    Additional Taxes.    The Borrowers agree, jointly and severally, to indemnify each Lender and each Agent for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) paid by such Lender or such Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.

(d)    Tax Forms and Certificates.    Each Lender organized under the laws of a jurisdiction outside the United States (a “Non-U.S. Lender”), on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter as required by law, shall provide Carpenter and the Administrative Agent with (i) Internal Revenue Service Form W-8 BEN or W-8 ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces to zero the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, (ii) Interval Revenue Service Form W-8 or W-9, as appropriate, or any successor form prescribed by the Internal Revenue Service and (iii) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Internal Revenue Code), certifying that such Lender is entitled to an exemption from tax on payments pursuant to this Agreement or any of the other Loan Documents.

(e)    Failure to Provide Tax Forms and Certificates.    For any period with respect to which a Lender has failed to provide Carpenter and the Administrative Agent with the appropriate form pursuant to Section 3.01(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 3.01(a) or 3.01(b) with respect to Taxes imposed by the United States; provided, however, that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required to be delivered hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(f)    Obligations in Respect of Non-U.S. Lenders.    The Borrower shall not be required to indemnify any Non-U.S. Lender or to pay any additional amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to subsections (a) or (b) above to the extent that the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a participant, on the date such participant acquired its participation interest) or, with respect to payments to a new Applicable Lending Office, the date such Non-U.S. Lender designated such new Applicable Lending Office with respect to a Loan; provided, however, that this subsection (f) shall not apply (i) to any participant or new Applicable Lending Office that becomes a participant or new Applicable Lending Office as a result of an assignment, participation, transfer or designation made at the request of the Borrower and (ii) to the extent the indemnity payment or additional amounts any participant, or any Lender acting through a new Applicable Lending Office, would be entitled to receive (without regard to this subsection (f)) do not exceed the indemnity payment or additional amounts that the Person making the assignment, participation or transfer to such participant, or Lender (or participant) making the designation of such new Applicable Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation.

(g)    Mitigation.    If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 3.01, then such Lender will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Lender, is not otherwise disadvantageous to such Lender.

(h)    Tax Receipts.    Within thirty days after the date of any payment of Taxes, the Borrower shall furnish to the Agent the original or a certified copy of a receipt evidencing such payment (to the extent one is so provided).

Section 3.02    Illegality.    If, on or after the date of this Agreement, the adoption of any applicable Law, or any change in any applicable Law, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of Law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Lender (or its Applicable Lending Office) to make, maintain or fund any of its Eurocurrency Loans in any currency and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and Carpenter, whereupon until such Lender notifies Carpenter and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurocurrency Loans, or to convert outstanding Loans into Eurocurrency Loans, in such currency shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section 3.02, such Lender shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such notice is given, each Eurocurrency Loan of such Lender in such currency then outstanding shall be converted (at the Dollar Equivalent on the date of conversion in the case of each Alternative Currency Loan) to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurocurrency Loan if such Lender may lawfully continue to maintain and fund such Loan to such day or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

Section 3.03    Basis for Determining Interest Rate Inadequate or Unfair.    If on or prior to the first day of any Interest Period for any Eurocurrency Loan:

(i)    the Administrative Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the applicable Eurocurrency Rate for the applicable currency for such Interest Period; or

(ii)    in the case of Eurocurrency Loans, Lenders having 50% or more of the aggregate amount of the Commitments advise the Administrative Agent that the Applicable Interbank Offered Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurocurrency Loans in the applicable currency for such Interest Period;

the Administrative Agent shall forthwith give notice thereof to Carpenter and the Lenders, whereupon until the Administrative Agent notifies Carpenter that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Lenders to make Eurocurrency Loans, or to continue or convert outstanding Loans as or into Eurocurrency Loans, in the affected currency shall be suspended and (ii) each outstanding Eurocurrency Loan in the affected currency shall be converted (in the case of an Alternative Currency Loan, at the then Dollar Equivalent) into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Administrative Agent at least two Business Days before the date of any Eurocurrency Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, if such Eurocurrency Borrowing is a Borrowing, such Borrowing shall instead be made in Dollars as a Base Rate Borrowing in the same aggregate Dollar Amount as the requested Borrowing.

Section 3.04    Increased Costs and Reduced Return.    (a) If on or after the date hereof, in the case of any Loan or any obligation to make Loans, the adoption of or any change in any applicable Law or in the interpretation or application thereof applicable to any Lender (or its Applicable Lending Office), or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of Law) from any central bank or other Governmental Authority, in each case made subsequent to the Effective Date (or, if later, the date on which such Lender becomes a Lender):

(i)    shall subject such Lender (or its Applicable Lending Office) to any tax of any kind whatsoever with respect to any Eurocurrency Loans made by it or any of its Notes or its obligation to make Eurocurrency Loans, or change the basis of taxation of payments to such Lender (or its Applicable Lending Office) in respect thereof (except for (A) Taxes and Other Taxes covered by Section 3.01 (including Taxes imposed solely by reason of any failure of such Lender to comply with its obligations under Section 3.01(d)) and (B) changes in taxes measured by or imposed upon the overall net income, or franchise tax (imposed in lieu of such net income tax), of such Lender or its Applicable Lending Office, branch or any affiliate thereof));

(ii)    shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender (or its Applicable Lending Office) which is not otherwise included in the determination of the Eurocurrency Rate hereunder; or

(iii)    shall impose on such Lender (or its Applicable Lending Office) any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making, converting into, continuing or maintaining any Eurocurrency Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to Carpenter from such Lender, through the Administrative Agent, in accordance herewith, the Borrower shall be obligated to promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified) for such increased cost or reduced amount receivable.

(b)    If any Lender shall have determined that the adoption or the becoming effective of, or any change in, or any change by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any applicable Law, regarding capital adequacy, or compliance by such Lender, or its parent corporation, with any request or directive regarding capital adequacy (whether or not having the force of Law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s (or parent corporation’s) capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender, or its parent corporation, could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s (or parent corporation’s) policies with respect to capital adequacy), then, upon notice from such Lender to Carpenter, the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified) for such reduction. Each determination by any such Lender of amounts owing under this Section shall, absent manifest error, be conclusive and binding on the parties hereto; provided, that if any Lender receives a rebate of any amount for which it had received compensation from the Borrower pursuant to subsection (a) or subsection (b) of this Section 3.04, any such Lender shall promptly remit any such rebated amount to the Borrower.

(c)    A certificate of each Lender setting forth such amount or amounts as shall be necessary to compensate such Lender or its holding company as specified in subsection (a) or (b) above, as the case may be, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay each Lender the amount shown as due on any such certificate delivered by it within 10 Business Days after receipt of the same.

(d)    Promptly after any Lender becomes aware of any circumstance that will, in its sole judgment, result in a request for increased compensation pursuant to this Section, such Lender shall notify Carpenter thereof. Failure on the part of any Lender so to notify Carpenter or to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender’s right to demand compensation with respect to such period or any other period. The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

Section 3.05    Funding Losses.    The Borrowers shall indemnify, jointly and severally, each Lender against any loss or reasonable expense (including any loss of anticipated profits) which such Lender may sustain or incur as a consequence of (i) any failure by any Borrower to fulfill on the date of any Borrowing hereunder the applicable conditions set forth in Article IV, so long as any such failure is not solely due to the failure of the Agent or any Lender to comply with its obligations hereunder in all material respects, (ii) any failure by the Borrower to borrow or to refinance, convert or continue any Loan hereunder after irrevocable notice of such Borrowing, refinancing, conversion or continuation has been given pursuant to Section 2.02 or 2.06, so long as any such failure is not solely due to the failure of the Agent or any Lender to comply with its obligations hereunder in all material respects, (iii) any payment, prepayment or conversion of a Eurocurrency Loan, whether voluntary or involuntary, pursuant to any other provision of this Agreement or otherwise made on a date other than the last day of the Interest Period applicable thereto, so long as any such payment, prepayment or conversion is not solely due to the failure of the Agent or any Lender to comply with its obligations hereunder in all material respects, (iv) any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by irrevocable notice of prepayment or otherwise), (v) any redenomination of a Eurocurrency Loan denominated in an Alternative Currency to a Base Rate Loan in Dollars pursuant to Section 2.06(f) by reason of any difference between the applicable Exchange Rate used to effect such redenomination hereunder and the actual exchange rate used by such Lender to effect such redenomination on its books at or about the time it receives notice of such redenomination hereunder, or (vi) the occurrence of any Event of Default, including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurocurrency Loan. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid, converted or not borrowed (based on the applicable Eurocurrency Rate), for the period from the date of such payment, prepayment, conversion or failure to borrow, convert or continue to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date of such failure to borrow, convert or continue) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid, converted or not borrowed, converted or continued for such period or Interest Period, as the case may be. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section shall be delivered to Carpenter and shall be conclusive absent manifest error.

Section 3.06    Base Rate Loans Substituted for Affected Eurocurrency Loans.    If (i) the obligation of any Lender to make, or to continue or convert outstanding Loans as or to, Eurocurrency Loans has been suspended pursuant to Section 3.02 or (ii) any Lender has demanded compensation under Section 3.01 or 3.04 with respect to its Eurocurrency Loans, and in any such case the Borrower shall, by at least five Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, all Loans which would otherwise be made by such Lender as (or continued as or converted to) Eurocurrency Loans (in the affected currency) shall instead be Base Rate Loans (in the case of Alternative Currency Loans, in the same Dollar Amount as the Eurocurrency Loan that such Lender would otherwise have made in the Alternative Currency) (on which interest and principal shall be payable contemporaneously with the related Eurocurrency Loans of the other Lenders). If such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Eurocurrency Loan on the first day of the next succeeding Interest Period applicable to the related Eurocurrency Loans of the other Lenders. If such Loan is converted into an Alternative Currency Loan, such Lender, the Administrative Agent and the Borrower shall make such arrangements as shall be required (including increasing or decreasing the amount of such Alternative Currency Loan) so that such Alternative Currency Loan shall be in the same amount as it would have been if the provisions of this Section had never been applied thereto.

ARTICLE IV

CONDITIONS

Section 4.01    Conditions to Closing.    The obligation of each Lender to make a Loan on the Closing Date is subject to the satisfaction of the following conditions:

(a)    Executed Loan Documents.    Receipt by the Administrative Agent of duly executed copies of: (i) this Agreement; and (ii) the Notes, if any, each in form and substance satisfactory to the Lenders in their sole discretion.

(b)    Legal Matters.    All legal matters incident to this Agreement and the borrowings hereunder shall be satisfactory to the Administrative Agent and to Mayer, Brown, Rowe & Maw, counsel for the Administrative Agent.

(c)    Organization Documents.    The Administrative Agent shall have received: (i) a copy of the Organization Documents of each Borrower, certified (if available) as of a recent date by the Secretary of State or similar official of its respective state or similar jurisdiction of organization, and a certificate as to the good standing of each Borrower, from such Secretary of State or similar official, as of a recent date; (ii) a certificate of the Secretary or Assistant Secretary of each Borrower dated the Closing Date and certifying (A) that the Organization Documents of such Borrower have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above; (B) that attached thereto is a true and complete copy of by-laws or similar constitutive documents of such Borrower as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (C) below, (C) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or similar governing body of each Borrower authorizing the execution, delivery and performance of the Loan Documents and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect; and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Borrower; (iii) a certificate of another officer of each Borrower as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Administrative Agent or Mayer, Brown, Rowe & Maw, counsel for the Administrative Agent, may reasonably request.

(d)    Officer’s Certificate.    The Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of Carpenter, (i) confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.02 and (ii) certifying the current Carpenter’s Ratings.

(e)    Opinions of Counsel.    On the Closing Date, the Administrative Agent shall have received a favorable written opinions of Poyner & Spruill, L.L.P., special North Carolina counsel to the Borrowers, and in-house counsel of Carpenter, each case addressed to the Administrative Agent and each Lender, dated the Closing Date, substantially in the form of Exhibit D hereto and covering such additional matters incident to the transactions contemplated hereby as the Administrative Agent or the Required Lenders may reasonably request.

(f)    Payment of Fees.    All costs, fees and expenses due to the Administrative Agent, the Syndication Agent and the Lenders on or before the Closing Date shall have been paid.

(g)    Counsel Fees.    The Administrative Agent shall have received full payment from the Borrower of the fees and expenses of Mayer, Brown, Rowe & Maw described in Section 11.04 which are billed through the Closing Date.

(h)    Repayment of Indebtedness.    The Administrative Agent shall have received satisfactory evidence of the repayment in full of all amounts owing and termination of all commitments to lend under the $75,000,000 364-Day Revolving Credit Agreement dated as of November 20, 2001 among Carpenter, as Borrower and Guarantor, the other Borrowers party thereto, the lenders from time to time party thereto, Wachovia Bank, National Association (successor to First Union National Bank), as Administrative Agent, and JPMorgan Chase Bank, as Syndication Agent, as amended through the date hereof.

(i)    Financial Statements.    The Administrative Agent and the Lenders shall have received and be satisfied with (a) the consolidated balance sheet and income statement of Carpenter and its Consolidated Subsidiaries, as of June 30, 2001, and the related consolidated statements of operations and retained earnings and cash flows for such fiscal year, audited by independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualifications or exceptions not reasonably acceptable to the Required Lenders) to the effect that such consolidated financial statements have been prepared in accordance with GAAP and present fairly the consolidated financial position and consolidated results of operations and cash flows of Carpenter and its Consolidated Subsidiaries in accordance with GAAP consistently applied (except for changes with which such accountants concur) and (b) unaudited, interim financial statements of Carpenter and its Consolidated Subsidiaries for the fiscal quarter ended March 31, 2002.

All corporate and legal proceedings and instruments and agreements relating to the transactions contemplated by this Agreement or in any other document delivered in connection herewith or therewith shall be satisfactory in form and substance to the Administrative Agent and its counsel, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring-down telegrams, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or Governmental Authorities. The documents referred to in this Section shall be delivered to the Administrative Agent no later than the Closing Date. The certificates and opinions referred to in this Section shall be dated the Closing Date.

The requirement that any document, agreement, certificate or other writing be satisfactory to the Required Lenders shall be deemed to be satisfied if (i) such document, agreement, certificate or other writing was delivered to the Lenders not less than two Business Days prior to the Closing Date, (ii) such document, agreement, certificate or other writing is satisfactory to the Administrative Agent and (iii) Lenders holding at least 50% of the Commitments have not objected in writing to such document, agreement, certificate or other writing to the Administrative Agent prior to the Closing Date.

Section 4.02    Conditions to All Borrowings.    The obligation of any Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a)    Notice.    The Borrower shall have delivered to the Administrative Agent an appropriate Notice of Borrowing, duly executed and completed, by the time specified in Section 2.02.

(b)    Representations and Warranties.    The representations and warranties made by the Borrowers in any Loan Document are true and correct in all material respects at and as if made as of such date except to the extent they expressly relate to an earlier date.

(c)    No Default.    No Default or Event of Default shall exist or be continuing either prior to or after giving effect thereto.

(d)    Availability.    Immediately after giving effect to the making of a Loan (and the application of the proceeds thereof) the Dollar Amount of the Revolving Outstandings shall not exceed the Revolving Committed Amount.

(e)    Currency Availability.    In the case of any Eurocurrency Borrowing in a currency other than Dollars or an Agreed Alternative Currency, the fact that no Lender shall have notified the Administrative Agent (which shall promptly notify the Borrower and the other Lenders) within two Business Days of such Lender’s receipt of the Notice of Borrowing for such Eurocurrency Borrowing that deposits in the relevant currency are not available to such Lender in the applicable interbank market for the relevant Interest Period.

The delivery of each Notice of Borrowing shall constitute a representation and warranty by the Borrowers of the correctness of the matters specified in subsections (b) and (c) above.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrowers represent and warrant to the Agents and the Lenders that:

Section 5.01    Existence, Qualification and Power; Compliance with Laws.    The Borrowers (i) are corporations or other entities duly organized validly existing and in good standing under the Laws of the jurisdiction of their respective incorporation or organization, (ii) have all requisite power and authority and all governmental licenses, authorizations, consents and approvals to own their respective assets, carry on their respective business and to execute, deliver, and perform their respective obligations under the Loan Documents to which they are a party, (iii) are duly qualified and licensed and are in good standing under the Laws of each jurisdiction where their ownership, lease or operation of properties or the conduct of their respective businesses require such qualification or license and (iv) are in compliance with all Laws, except in each case referred to in clause (iii) or this clause (iv), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02    Authorization; No Contravention.    The execution, delivery and performance by each Borrower of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or similar action, and do not and will not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, any indenture, mortgage, loan agreement, deed of trust or other contract, agreement or instrument to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject or (iii) violate any Law.

Section 5.03    Governmental and Other Authorizations.    No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Borrower of this Agreement or any other Loan Document.

Section 5.04    Binding Effect.    This Agreement constitutes, and each other Loan Document to which any Borrower is a party when executed and delivered will constitute, a legal, valid and binding obligation of such Borrower enforceable against such Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles of general applicability (regardless of whether enforcement is sought by proceedings in equity or at law).

Section 5.05    Financial Condition.

(a)    Audited Financial Statements.    The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of June 30, 2001 and the related consolidated statements of income and cash flows for the fiscal year then ended, reported on by PricewaterhouseCoopers and set forth in Carpenter’s 2001 Form 10-K, a copy of which has been delivered to each of the Lenders, fairly present, in conformity with GAAP, the consolidated financial position of Carpenter and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(b)    Interim Financial Statements.    The unaudited consolidated balance sheet of Carpenter and its Consolidated Subsidiaries as of March 31, 2002 and the related unaudited consolidated statements of income and cash flows for the nine months then ended, set forth in Carpenter’s Latest Form 10-Q, a copy of which has been delivered to each of the Lenders, fairly present, in conformity with GAAP applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of Carpenter and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such three-month period (subject to normal year-end audit adjustments).

(c)    Material Adverse Effect.    Since June 30, 2001, there has been no Material Adverse Effect, and no event or development has occurred which could reasonably be expected to result in a Material Adverse Effect.

(d)    Post-Closing Financial Statements.    The financial statements delivered to the Lenders pursuant to Section 6.01(a) and (b), if any, (i) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 6.01(a) and (b)) and (ii) present fairly (on the basis disclosed in the footnotes to such financial statements, if any) the consolidated financial condition, results of operations and cash flows of Carpenter and its Consolidated Subsidiaries as of the respective dates thereof and for the respective periods covered thereby.

Section 5.06    Litigation.    There are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings pending or, to the knowledge of any Borrower, threatened against or affecting Carpenter or any of its Subsidiaries or against any of their properties or revenues that (i) purport to affect or pertain to any Loan Document or (ii) if determined adversely, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.07    No Default.    Neither Carpenter nor any Subsidiary is in default in any respect under any Contractual Obligation which default could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred or exists or would result from the consummation of the transactions contemplated by this Agreement and the other Loan Documents.

Section 5.08    Ownership of Property; Liens.    Carpenter and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, have a Material Adverse Effect. As of the Effective Date, the property of Carpenter and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.02.

Section 5.09    Environmental Compliance.    Carpenter and its Subsidiaries conduct in the ordinary conduct of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof each Borrower has reasonably concluded that such Environmental Laws and claims would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.10    Insurance.    The properties of Carpenter and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Carpenter, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Carpenter or its Subsidiaries operate.

Section 5.11    Taxes.    Carpenter and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against Carpenter or any Subsidiary that would, if made, have a Material Adverse Effect.

Section 5.12    ERISA Compliance.

(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Carpenter, nothing has occurred which would prevent, or cause the loss of such qualification. Carpenter and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)    There are no pending or, to the best knowledge of Carpenter, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could be reasonably expected to result in a Material Adverse Effect.

(c)    (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Carpenter nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Carpenter nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Carpenter nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

Section 5.13    Subsidiaries.    Schedule 5.13 sets forth a complete and accurate list as of the Closing Date of all Subsidiaries of Carpenter. Schedule 5.13 sets forth as of the Closing Date the jurisdiction of formation of each such Subsidiary, the number of authorized shares of each class of Equity Interests of each such Subsidiary, the number of outstanding shares of each class of Equity Interests, the number and percentage of outstanding shares of each class of Equity Interests of each such Subsidiary owned (directly or indirectly) by any Person and the number and effect, if exercised, of all Equity Equivalents with respect to Capital Stock of each such Subsidiary.

Section 5.14    Margin Regulation; Investment Company Act; Public Utility Holding Company Act.    (a) None of Carpenter and its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation U. No part of the proceeds of the Loans will be used, directly, or indirectly, for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U. If requested by any Lender or the Administrative Agent, Carpenter will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in Regulation U. No indebtedness being reduced or retired out of the proceeds of the Loans was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or any “margin security” within the meaning of Regulation T. “Margin stock” within the meaning of Regulation U does not constitute more than 25% of the value of the consolidated assets of Carpenter and its Consolidated Subsidiaries. None of the transactions contemplated by this Agreement (including the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act, as amended, the Exchange Act or regulations issued pursuant thereto, or Regulation T, U or X.

(b)    None of Carpenter and its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940, each as amended. In addition, none of Carpenter and its Subsidiaries is (i) an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, (ii) controlled by such a company, or (iii) a “holding company”, a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1934, as amended.

(c)    No director, executive officer or principal holder of any Equity Interest of Carpenter or any of its Subsidiaries is a director, executive officer or principal shareholder of any Lender. For the purposes hereof, the terms “director”, “executive officer” and “principal shareholder” (when used with reference to any Lender) have the respective meanings assigned thereto in Regulation O.

Section 5.15    Disclosure.    No statement, information, report, representation, or warranty made by any Borrower in any Loan Document or furnished to the Administrative Agent or any Lender by or on behalf of any Borrower in connection with any Loan Document contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.16    Intellectual Property.    Carpenter and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of any Borrower, no slogan or other advertising devise, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by Carpenter or any Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of any Borrower, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of any Borrower, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

ARTICLE VI

AFFIRMATIVE COVENANTS

The Borrowers agree that so long as any Lender has any Commitment hereunder, any Obligation or other amount payable hereunder or under any Note or other Loan Document:

Section 6.01    Information.    Carpenter will furnish, or cause to be furnished, to the Administrative Agent, and the Administrative Agent will furnish each of the Lenders:

(a)    Annual Financial Statements.    As soon as available, and in any event within 105 days after the end of each fiscal year of Carpenter, a consolidated balance sheet and income statement of Carpenter and its Consolidated Subsidiaries, as of the end of such fiscal year, and the related consolidated statements of operations and retained earnings and cash flows for such fiscal year, setting forth in comparative form consolidated figures for the preceding fiscal year, all such financial statements to be in reasonable form and detail and audited by independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualifications or exceptions not reasonably acceptable to the Required Lenders) to the effect that such consolidated financial statements have been prepared in accordance with GAAP and present fairly the consolidated financial position and consolidated results of operations and cash flows of Carpenter and its Consolidated Subsidiaries in accordance with GAAP consistently applied (except for changes with which such accountants concur).

(b)    Quarterly Financial Statements.    As soon as available, and in any event within 60 days after the end of each of the first three fiscal quarters in each fiscal year of Carpenter, a consolidated balance sheet of Carpenter and its Consolidated Subsidiaries as of the end of such fiscal quarter, together with related consolidated statements of operations and retained earnings and cash flows for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in comparative form consolidated figures for the corresponding periods of the preceding fiscal year, all such financial statements to be in form and detail and reasonably acceptable to the Administrative Agent, and accompanied by a certificate of the chief financial officer of Carpenter to the effect that such quarterly financial statements have been prepared in accordance with GAAP and present fairly in all material respects the consolidated financial position and consolidated results of operations and cash flows of Carpenter and its Consolidated Subsidiaries in accordance with GAAP consistently applied, subject to changes resulting from normal year-end audit adjustments and the absence of footnotes required by GAAP.

(c)    Officer’s Certificate.    At the time of delivery of the financial statements provided for in Sections 6.01(a) and 6.01(b) above, a certificate of the chief financial officer of Carpenter (i) demonstrating compliance with the financial covenants contained in Section 7.12 by calculation thereof as of the end of the fiscal period covered by such financial statements, (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action Carpenter proposes to take with respect thereto, (iii) stating whether, since the date of the most recent financial statements delivered hereunder, there has been any material change in the GAAP applied in the preparation of the financial statements of Carpenter and its Consolidated Subsidiaries, and, if so, describing such change.

(d)    Reports.    Promptly after the same are filed or made available, copies, which may be in electronic format, of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Carpenter, and copies of all annual, regular, periodic and special reports and registration statements which Carpenter may file or be required to file with the

Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto.

(e)    Notices.    Prompt notice of: (i) the occurrence of any Default or Event of Default; (ii) any matter that has resulted or may result in a Material Adverse Effect, including (A) breach or non-performance of, or any default under, a Contractual Obligation of Carpenter or any Subsidiary; (B) any dispute, litigation, investigation, proceeding or suspension between Carpenter or any Subsidiary and of Governmental Authority; (C) the commencement of, or any material development in, any litigation or proceeding affecting Carpenter or any Subsidiary, including pursuant to any applicable Environmental Law; (D) any litigation, investigation or proceeding affecting any Borrower in which the amount involved exceeds $5,000,000, or in which injunctive relief or similar relief is sought, which relief, if granted, could be reasonably expected to have a Material Adverse Effect; (E) the occurrence of any ERISA Event; (F) any material change in accounting policies or financial reporting practice by Carpenter or any Subsidiary; and (G) of any announcement by Moody’s or S&P of any change or possible change in the ratios assigned to Carpenter’s Ratings. Each notice pursuant to this Section 6.01(e) shall (i) be accompanied by a statement of a Responsible Officer of Carpenter setting forth details of the occurrence referred to therein and stating what action Carpenter has taken and proposes to take with respect thereto and (ii) describe with particularity any and all provisions of this Agreement or other Loan Document that have been breached.

(f)    Annual Business Plan and Budget.    Prior to the 30th day after the beginning of each fiscal year of Carpenter, an annual business plan and budget of Carpenter and its Consolidated Subsidiaries.

(g)    Other Information.    With reasonable promptness upon request therefor, such other information regarding the business, properties or financial condition of Carpenter or any Subsidiary as the Administrative Agent or the Required Lenders may reasonably request.

Section 6.02    Payment of Obligations.    Carpenter will, and will cause each of its Subsidiaries to, pay and discharge as the same shall become due and payable, all its obligations and liabilities, including: (i) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by Carpenter or such Subsidiary; and (ii) all lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its property.

Section 6.03    Preservation of Existence, Etc.    Carpenter will, and will cause each of its Subsidiaries to, preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; take all reasonable action to maintain all rights, privileges, permits licenses and franchises necessary or desirable in the normal conduct of its business, except in a transaction permitted by Section 7.04 or 7.05; and preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation or non-maintenance of which could reasonably be expected to have a Material Adverse Effect.

Section 6.04    Maintenance of Properties.    Carpenter will, and will cause each of its Subsidiaries to, (i) subject to the provisions of clause (ii) of this Section 6.04, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (ii) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.05    Maintenance of Insurance.    Carpenter will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies not Affiliates of Carpenter, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

Section 6.06    Compliance with Laws.    Carpenter will, and will cause each of its Subsidiaries to, comply in all material respects with the requirements of all Laws applicable to it or to its business or property, except in such instances in which (i) such requirement of Law is being contested in good faith or a bona fide dispute exists with respect thereto or (ii) the failure to comply therewith could not be reasonably expected to have a Material Adverse Effect.

Section 6.07    Books and Records.    Carpenter will, and will cause each of its Subsidiaries to, maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP shall be made of all financial transactions and matters involving the assets and business of Carpenter or such Subsidiary, as the case may be; and maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Carpenter or such Subsidiary, as the case may be.

Section 6.08    Inspection Rights.    Carpenter will, and will cause each of its Subsidiaries to, permit representatives and independent contractors of the Administrative Agent and, upon the occurrence and during the continuation of an Event of Default, each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of Carpenter and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Carpenter, provided, however, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Carpenter at any time during normal business hours and without advance notice.

Section 6.09    Compliance with ERISA.    Carpenter will, and will cause each of its ERISA Affiliates to, (i) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state law; (ii) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (iii) make all required contributions to any Plan subject to Section 412 of the Code.

Section 6.10    Use of Proceeds.    Each Borrower will use the proceeds of the Borrowings for working capital and other general corporate purposes not in contravention of any Law or of any Loan Document, including, without limitation, making Investments permitted by this Agreement.

ARTICLE VII

NEGATIVE COVENANTS

Each Borrower agrees that so long as any Lender has any Commitment hereunder, any Obligation or other amount payable hereunder or under any Note or other Loan Document:

Section 7.01    Limitation on Indebtedness.    Carpenter will not, nor will it cause or permit any Subsidiary to, directly or indirectly, incur, create, assume or permit to exist any Indebtedness except:

(i)    Debt of Carpenter and its Subsidiaries outstanding on the Closing Date and disclosed on Schedule 7.01, without giving effect to any subsequent extension, renewal or refinancing thereof (collectively, the “Existing Indebtedness”);

(ii)    Indebtedness of the Borrowers under this Agreement and the other Loan Documents;

(iii)    Indebtedness of Carpenter and its Subsidiaries not otherwise permitted by this Section 7.01 incurred after the Closing Date in an aggregate principal amount not to exceed $200,000,000 at any time outstanding; provided that (A) up to $20,000,000 aggregate principal amount of such Indebtedness may be secured, (B) no Default or Event of Default shall have occurred and be continuing immediately before and immediately after giving effect to such incurrence and (C) upon giving effect on a pro-forma basis to the incurrence of such Indebtedness and to the concurrent retirement of any other Indebtedness of Carpenter or any subsidiary, Carpenter shall be in compliance with the financial covenants set forth in Section 7.12;

(iv)    Purchase Money Indebtedness of Carpenter and its Subsidiaries incurred after the Closing Date; provided that (A) such Indebtedness is issued and any Liens securing such Indebtedness are created concurrently with, or within 90 days after, the acquisition of the asset financed and (B) no Lien securing such Indebtedness shall extend to or cover any property or asset of Carpenter or any Subsidiary other than the asset so financed;

(v)    an asset securitization transaction of Carpenter or its Subsidiaries, on terms reasonably acceptable to the Administrative Agent and not in excess of $75,000,000 in the aggregate; and

(vi)    Indebtedness of Carpenter and its Subsidiaries under the 5-Year Facility.

Section 7.02    Restriction on Liens.    Carpenter will not, and will not cause or permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including any Subsidiary of Carpenter) now owned or hereafter acquired by it or on any income or rights in respect thereof, except Liens described in any of the following clauses:

(i)    existing and future Liens existing on the Closing Date and listed on Schedule 7.02 hereto, provided that such Liens shall secure only those obligations which they secure on the date hereof (and permitted extensions, renewals and refinancings of such obligations) and shall not subsequently apply to any other property or assets of Carpenter and its Subsidiaries (other than accessions to and the proceeds of the property or assets subject to such Liens to the extent provided by the terms thereof on the date hereof);

(ii)    existing and future Liens (other than any Liens imposed by ERISA or pursuant to any Environmental Law) for taxes, assessments or governmental charges or levies not yet due or being contested in good faith and by appropriate proceedings diligently pursued for which adequate reserves (in the good faith judgment of the management of Carpenter) have been established in accordance with GAAP (and as to which the property or assets subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(iii)    Liens imposed by law securing the charges, claims, demands or levies of landlords, carriers, warehousemen, mechanics, carriers and other like persons which were incurred in the ordinary course of business and which (A) do not, individually or in the aggregate, materially detract from the value of the property or assets which are the subject of such Lien or materially impair the use thereof in the operation of the business of Carpenter or any of its Subsidiaries or (B) which are being contested in good faith by appropriate proceedings diligently pursued, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to such Lien;

(iv)    Liens arising from judgments, decrees or attachments (or securing of appeal bonds with respect thereto) in circumstances not constituting an Event of Default under Section 8.01;

(v)    existing and future Liens (other than any Liens imposed by ERISA or pursuant to any Environmental Law) not securing Indebtedness incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety bonds (other than appeal bonds), bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business;

(vi)    existing and future zoning restrictions, easements, rights of way, licenses, reservations, covenants, conditions, waivers, restrictions on the use of property or other minor encumbrances or irregularities of title not securing Indebtedness or Derivatives Obligations which do not, individually or in the aggregate, materially impair the use of any property in the operation or business of Carpenter or any of its Subsidiaries or the value of such property for the purpose of such business;

(vii)    Liens securing (A) the secured Indebtedness permitted to be incurred under Section 7.01(iii)(A) and (B) Purchase Money Indebtedness permitted to be incurred under Section 7.01(iv);

(viii)    any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary of Carpenter and not created in contemplation of such event;

(ix)    any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into Carpenter or a Subsidiary of Carpenter and not created in contemplation of such event;

(x)    any Lien existing on any asset prior to the acquisition thereof by Carpenter or a Subsidiary of Carpenter and not created in contemplation of such acquisition;

(xi)    existing and future Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, in each case incurred in the ordinary course of business;

(xii)    Liens on the property or assets of Carpenter its Subsidiaries arising in connection with an asset securitization transaction permitted pursuant to Section 7.01(v); and

(xiii)    Liens other than those permitted by clause (i) through clause (xii) of this Section 7.02 on property or assets of Carpenter and its Subsidiaries now owned or hereafter acquired by it, or on any income or rights in respect thereof, not in excess of 15% of Consolidated Tangible Net Worth.

Section 7.03    Investments.    The Borrower will not, and will not cause or permit any of its Subsidiaries to, make or acquire, any Investment in any Person, except the following (such Investments described below being herein referred to as “Permitted Investments”):

(i)    Investments other than those permitted by subsections (i) through (vii) existing on the date hereof and listed on Schedule 7.03;

(ii)    Investments held by Carpenter or such Subsidiary in the form of Cash Equivalents;

(iii)    advances to officers, directors and employees of Carpenter and Subsidiaries in an aggregate amount not to exceed $2,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(iv)    Investments of any Subsidiary in Carpenter or another Subsidiary;

(v)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(vi)    Investments permitted by Section 7.05;

(vii)    Investments consisting of the acquisition by Carpenter or any of is Subsidiaries of assets or shares of Capital Stock of any other Person; provided, that (A) no Default or Event of Default shall have occurred and be continuing, (B) the Person whose assets or shares of Capital Stock are acquired pursuant to this clause (vii) shall be engaged in substantially the same line of business as Carpenter and its Subsidiaries are engaged in as of the Closing Date and (C) after to giving effect to any such acquisition, Carpenter shall be in pro forma compliance with the covenants set forth in Section 7.13 of this Agreement; and

(viii)    other Investments made in the ordinary course of business of Carpenter and its Subsidiaries.

Section 7.04    Fundamental Changes.    Carpenter will not, and will not cause or permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom:

(i)    any Subsidiary may merge with (A) Carpenter, provided that Carpenter shall be the continuing or surviving Person, or (B) any one or more Subsidiaries, provided that when any Wholly-Owned Subsidiary is merging with another Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving Person; and

(ii)    any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to Carpenter or to another Subsidiary; provided that if the seller in such a transaction is a Wholly-Owned Subsidiary, then the purchaser must also be a Wholly-Owned Subsidiary.

Section 7.05    Dispositions.    Carpenter will not, and will not cause or permit any of its Subsidiaries to, make any Disposition or enter into any agreement to make any Disposition, except:

(i)    Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(ii)    Dispositions of inventory and other property in the ordinary course of business;

(iii)    Dispositions of equipment or real property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property, (B) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property or (C) the Board of Directors or senior management of Carpenter or such Subsidiary has determined in good faith that the failure to replace such property will not be detrimental to the business of Carpenter or such Subsidiary;

(iv)    Dispositions of property by Carpenter or any Subsidiary of Carpenter to Carpenter or to a Wholly-Owned Subsidiary of Carpenter;

(v)    Dispositions permitted by Section 7.04;

(vi)    Dispositions of assets of Carpenter or its Subsidiaries in connection with an asset securitization transaction on terms reasonably acceptable to the Administrative Agent and not in excess of $75,000,000 in the aggregate; and

(vii)    in addition to the Dispositions permitted by clause (i) through clause (vi) of this Section 7.05, Dispositions of all or substantially all of the property or all of the shares of Capital Stock of any Subsidiary of Carpenter not in excess of 15% of the total assets of Carpenter and its Subsidiaries.

provided, however, that any Disposition pursuant to clauses (i) through (vi) of property having a book value in excess of $25,000,000 shall be for fair market value.

Section 7.06    Restricted Payments.    Carpenter will not, and will not cause or permit any of its Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(i)    each Subsidiary may make Restricted Payments to Carpenter and to Wholly-Owned Subsidiaries (and, in the case of a Restricted Payment by a non-Wholly-Owned Subsidiary, to Carpenter and any Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro-rata basis based on their relative ownership interests);

(ii)    Carpenter and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (exclusive of Disqualified Stock) of such Person;

(iii)    Carpenter and each Subsidiary may purchase, redeem or otherwise acquire shares of its common stock; provided that, (A) any such purchase, redemption or other acquisition for value shall not have a Material Adverse Effect and (B) immediately prior to and after giving effect to any such proposed action, no Default or Event of Default shall have occurred and be continuing; and

(iv)    Carpenter may declare or pay cash dividends to its stockholders; provided that, (A) any such declaration or payment shall not have a Material Adverse Effect and (B) immediately after giving effect to any such proposed action, no Default or Event of Default shall have occurred and be continuing.

Section 7.07    ERISA.    Carpenter will not, nor will it cause or permit any Subsidiary to, at any time engage in a transaction which could be subject to Section 4069 or 4212(c) of ERISA, or permit any Plan to (i) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code); (ii) fail to comply with ERISA or any other applicable Laws; or (iii) incur any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), which, with respect to each event listed above, could be reasonably expected to have a Material Adverse Effect.

Section 7.08    Change in Nature of Business.    Carpenter will not, nor will it cause or permit any Subsidiary to, at any time, engage in any material line of business substantially different from those lines of business conducted by Carpenter and its Subsidiaries on the Effective Date.

Section 7.09    Transactions with Affiliates.    Carpenter will not, nor will it cause or permit any of its Subsidiaries to, enter into any transaction of any kind with any Affiliate of Carpenter (other than a Subsidiary), other than arm’s-length transactions with Affiliates that are otherwise permitted hereunder.

Section 7.10    Burdensome Agreements.    Carpenter will not, nor will it cause or permit any of its Subsidiaries to, enter into any Contractual Obligation that limits the ability (i) of any Subsidiary to make Restricted Payments to Carpenter or to otherwise transfer property to Carpenter or (ii) of Carpenter or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person.

Section 7.11    Use of Proceeds.    Carpenter will not, nor will it cause or permit any of its Subsidiaries to, use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

Section 7.12    Financial Covenants.

(a)    Interest Coverage Ratio.    The Interest Coverage Ratio for any period of four consecutive fiscal quarters of Carpenter, in each case taken as a single accounting period, will not be less than (i) 1.75:1.00 on the last day of the fiscal quarters ended September 30, 2002 and December 31, 2002, (ii) 2.25:1.00 on the last day of the fiscal quarter ended March 31, 2003, (iii) 2.50:1.00 on the last day of the fiscal quarter ended June 30, 2003 and (iv) 3.00:1.00 on the last day of any fiscal quarter thereafter.

(b)    Debt to Capital Ratio.    The Debt to Capital Ratio shall not exceed 55% at any time.

ARTICLE VIII

DEFAULTS

Section 8.01    Events of Default.    An Event of Default shall exist upon the occurrence of any of the following specified events or conditions (each an “Event of Default”):

(a)    Payment.    Any Borrower shall fail to pay: (i) as and when due (whether by scheduled maturity, mandatory prepayment, acceleration or otherwise) any amount of principal of any Loan; (ii) within three days of when due (whether by scheduled maturity, mandatory prepayment,

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acceleration or otherwise) any interest on any Loan, any commitment facility, utilization or other fee due hereunder; or (iii) within five days after the same become due, any other amount payable hereunder or under any other Loan Document.

(b)    Representation and Warranties.    Any representation, warranty or statement made or deemed to be made by any Borrower herein, in any of the other Loan Documents or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made.

(c)    Covenants.    Any Borrower shall:

(i)    default in the due performance or observance of any term, covenant or agreement contained in Sections 6.01, 6.02, 6.03, 6.05 or 6.10 or in Article VII or Article X;

(ii)    default in the due performance or observance by it of any term, covenant or agreement contained in Article VI (other than those referred to in subsections (a), (b) or (c)(i) of this Section 8.01) and such default shall continue unremedied for a period of ten Business Days after the earlier of an executive officer of such Borrower becoming aware of such default or notice thereof given by the Administrative Agent; or

(iii)    default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c)(i) or (ii) of this Section 8.01) contained in this Agreement and such default shall continue unremedied for a period of at least 30 days after the earlier of an executive officer of such Borrower becoming aware of such default or notice thereof given by the Administrative Agent.

(d)    Other Loan Documents.    Any Borrower shall default in the due performance or observance of any term, covenant or agreement in any of the other Loan Documents and such default shall continue unremedied for a period of at least 30 days after the earlier of an executive officer of such Borrower becoming aware of such default or notice thereof given by the Administrative Agent.

(e)    Bankruptcy, etc.    A Bankruptcy Event shall occur with respect to Carpenter or any of its Subsidiaries.

(f)    Cross-Default.    Carpenter or any Subsidiary (A) fails to make payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), regardless of amount, in respect of any Indebtedness or Guaranty Obligation (other than in respect of Indebtedness outstanding under the Loan Documents) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $15,000,000, (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition shall exist, under any agreement or instrument relating to any such Indebtedness or Guaranty Obligation, if the effect of such failure, event or condition is to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Guaranty Obligation to become payable, or cash collateral in respect thereof to be demanded or (C) shall be required by the terms of such Indebtedness or Guaranty Obligation to offer to prepay or repurchase such Indebtedness or the primary Indebtedness underlying such Guaranty Obligation (or any portion thereof) prior to the stated maturity thereof.

(g)    Judgments.    One or more judgments, orders, decrees or arbitration awards is entered against Carpenter or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), as to any

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single or related series of transactions, incidents or conditions, of $15,000,000 or more, and the same shall remain undischarged, unvacated and unstayed pending appeal for a period of 60 days after the entry thereof, or any Consolidated Party shall enter into any agreement to settle or compromise any pending or threatened litigation, as to any single or related series of claims, involving payment by any Consolidated Party of $15,000,000 or more, or any non-monetary judgment, order or decree is entered against any Consolidated Party which has or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

(h)    ERISA.    (i)   An ERISA Event occurs when respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Carpenter under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $15,000,000, or (ii) Carpenter or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $15,000,000.

(i)    Invalidity of Loan Documents.    Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of all the Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; any Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or any provision of Article X of this Agreement shall for any reason cease to be valid and binding on or enforceable against Carpenter or Carpenter shall so state in writing.

(j)    Ownership.    There shall occur a Change of Control.

Section 8.02    Acceleration; Remedies.    Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived in writing by the Required Lenders (or all Lenders as may be required pursuant to Section 11.01), the Administrative Agent shall, upon the request and direction of the Required Lenders, by written notice to Carpenter, take any of the following actions without prejudice to the rights of the Agents or any Lender to enforce its claims against any Borrower except as otherwise specifically provided for herein:|MPEP|

(a)    Termination of Commitments.    Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(b)    Acceleration of Loans.    Declare the unpaid principal of and any accrued interest in respect of all Loans and any and all other indebtedness or obligations of any and every kind owing by the Borrower to any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by any Borrower.

(c)    Enforcement of Rights.    Enforce any and all rights and interests created and existing under the Loan Documents, including, without limitation, all rights of set-off, or applicable Law.

Notwithstanding the foregoing, if an Event of Default specified in Section 8.01(e) shall occur, then the Commitments shall automatically terminate and all Loans, all accrued interest in respect thereof and all accrued and unpaid fees and other indebtedness or obligations owing to the Lenders hereunder and under the other Loan Documents shall immediately become due and payable without the giving of any notice or other action by the Administrative Agent or the Lenders, which notice or other action is expressly waived by any Borrower.

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Notwithstanding the fact that enforcement powers reside primarily with the Administrative Agent, each Lender has, to the extent permitted by law, a separate right of payment and shall be considered a separate “creditor” holding a separate “claim” within the meaning of Section 101(5) of the Bankruptcy Code or any other insolvency statute.

In case any one or more of the covenants and/or agreements set forth in this Agreement or any other Loan Document shall have been breached by any Borrower, then the Administrative Agent may proceed to protect and enforce the Lenders’ rights either by suit in equity and/or by action at law, including an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement or such other Loan Document. Without limitation of the foregoing, the Borrowers agree that failure to comply with any of the covenants contained herein will cause irreparable harm and that specific performance shall be available in the event of any breach thereof.

ARTICLE IX

AGENCY PROVISIONS
Section 9.01    Appointment; Authorization

(a)    Appointment.    Each Lender hereby designates and appoints Wachovia Bank, National Association as Administrative Agent and JPMorgan Chase Bank as Syndication Agent of such Lender to act as specified herein and in the other Loan Documents, and each such Lender hereby authorizes the Agents, as the agents for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Loan Documents, the Agents shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any of the other Loan Documents, or shall otherwise exist against the Agents. In performing its functions and duties under this Agreement and the other Loan Documents, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for any Borrower. Without limiting the generality of the foregoing two sentences, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Article IX (other than Section 9.09) are solely for the benefit of the Agents and the Lenders and no Borrower shall have any rights as a third party beneficiary of the provisions hereof (other than Section 9.09).

(b)    Certain Other Agents.    JPMorgan Chase Bank, in its capacity as Syndication Agent, shall have no duties or obligations whatsoever under this Agreement or any of the other Loan Documents.

Section 9.02    Delegation of Duties.    An Agent may execute any of its duties hereunder or under the other Loan Documents by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. An Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it in the absence of gross negligence or willful misconduct.

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Section 9.03    Exculpatory Provisions.    No Agent-Related Person shall be (i) liable for any action lawfully taken or omitted to be taken by any of them under or in connection herewith or in connection with any of the other Loan Documents or the transactions contemplated hereby or thereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein) or (ii) responsible in any manner to any of the Lenders or participants for any recitals, statements, representations or warranties made by any Borrower contained herein or in any of the other Loan Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for in, or received by an Agent under or in connection herewith or in connection with the other Loan Documents, or enforceability or sufficiency therefor of any of the other Loan Documents, or for any failure of any Borrower to perform its obligations hereunder or thereunder or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of any Borrower.

Section 9.04    Reliance on Communications.    The Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy or e-mail message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any Borrower, independent accountants and other experts selected by the Agents). The Agents may deem and treat each Lender as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent in accordance with Section 11.05(b). The Agents shall be fully justified in failing or refusing to take any action under this Agreement or under any of the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Loan Documents in accordance with a request of the Required Lenders (or to the extent specifically provided in Section 11.01, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns). Where this Agreement expressly permits or prohibits an action unless the Required Lenders otherwise determine, any Agent shall, and in all other instances an Agent may, but shall not be required to, initiate any solicitation for the consent or vote of the Lenders.

Section 9.05    Notice of Default.    An Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder, unless such Agent has received written notice from a Lender or a Borrower referring to the Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. If the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or when expressly required by this Agreement, the Lenders); provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default or it shall deem advisable or in the best interest of the Lenders, except to the extent that the other provisions of this Agreement expressly require that any such action be taken or not be taken only with the consent or at the request of the Lenders or the Required Lenders, as applicable.

Section 9.06     Credit Decision; Disclosure of Information by Administrative Agent.    Each Lender expressly acknowledges that no Agent-Related Person has made any representations or warranties to it and that no act by any Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether any Agent-Related person has disclosed material information in its possession. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent-Related Person or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other condition, prospects and creditworthiness of any Borrower, and all requirements of Law pertaining to the Transaction, and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of any Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of any Borrower or their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07    Indemnification.    Whether or not the transactions contemplated hereby are consummated, the Lenders agree to indemnify each Agent-Related Person (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Commitments (or if the Commitments have expired or been terminated, in accordance with the respective principal amounts of outstanding Loans of the Lenders), from and against any and all Indemnified Liabilities which may at any time (including, without limitation, at any time following payment in full of the Obligations) be imposed on, incurred by or asserted against an Agent in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by an Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Person’s gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. If any indemnity furnished to an Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers. The agreements in this Section shall survive the payment of the Obligations and all other obligations and amounts payable hereunder and under the other Loan Documents.

Section 9.08    Agents in Their Individual Capacity.    Each Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in,

and generally engage in any kind of banking, trust, financial advisory, underwriting and other business with any Borrower as though such Agent were not an Agent hereunder or under another Loan Document. The Lenders acknowledge that, pursuant to any such activities, an Agent or its Affiliates may receive information regarding the Borrowers or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of any such Borrower or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them. With respect to the Loans made and all obligations owing to it, an Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it was not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

Section 9.09    Successor Agents.    Any Agent may, at any time, resign upon 30 days’ written notice to the Lenders. If an Agent resigns under a Loan Document, the Required Lenders shall appoint from among the Lenders a successor Agent, which successor Agent shall be consented to by Carpenter at all times other than during the existence of an Event of Default (which consent of Carpenter shall not be unreasonably withheld or delayed). If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment prior to the effective date of the resignation of the resigning Agent, then the resigning Agent shall have the right, after consulting with the Lenders and Carpenter, to appoint a successor Agents; provided such successor is a Lender hereunder or a commercial bank organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $500,000,000. If no successor Agent is appointed prior to the effective date of the resignation of the resigning Agent, the Administrative Agent may appoint, after consulting with the Lenders and Carpenter, a successor Agent from among the Lenders. Upon the acceptance of any appointment as an Agent hereunder by a successor, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as an Agent, as appropriate, under this Agreement and the other Loan Documents and the provisions of this Section 9.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement. If no successor Administrative Agent has accepted appointment as Administrative Agent within sixty days after the retiring Administrative Agent’s giving notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless become effective and the Lenders shall perform all duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.

Section 9.10    Certain Other Agents.    None of the Lenders identified on the facing page or signature pages of this Agreement as a “syndication agent”, “co-agent”, “book runner” or “lead manager” shall have any right, power, obligation, liability, responsibility or duty under the Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or any such Person so identified shall have or be deemed to have any fiduciary relationship to any Lender or any Borrower. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.11    Agents’ Fees.     Carpenter shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between Carpenter and the Administrative Agent with respect to this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby.

ARTICLE X

GUARANTEE

Section 10.01    Unconditional Guarantee.     For valuable consideration, receipt whereof is hereby acknowledged, and to induce each Lender to make Loans to the Borrowers and to induce the Agents to act hereunder, Carpenter hereby unconditionally and irrevocably guarantees to each Lender and the Agents the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all of the Obligations with respect to Borrowers (other than Carpenter) (the “Guaranteed Obligations”). Without limiting the generality of the foregoing, Carpenter’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrowers (other than Carpenter) to the Agents or any Lender under this Agreement but for the fact that they are enforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Borrower (other than Carpenter).

Section 10.02    Guarantee Absolute.    Carpenter guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender or any Agent with respect thereto. The obligations of Carpenter under this Article X are independent of the Obligations and the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against Carpenter to enforce this Article X, irrespective of whether any action is brought against any other Borrower or whether any other Borrower is joined in any such action or actions. The liability of Carpenter under this guarantee shall be irrevocable, absolute and unconditional irrespective of, and Carpenter hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a)    any lack of validity or enforceability of this Agreement or any other agreement or instrument relating thereto;

(b)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from this Agreement;

(c)    any taking, exchange, release or non-perfection of any collateral or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d)    any change, restructuring or termination of the corporate structure or existence of any Borrower; or

(e)    any other circumstance, (including, without limitation, any statute of limitations to the fullest extent permitted by applicable law) which might otherwise constitute a defense available to, or a discharge of, Carpenter, the other Borrowers or any other guarantor.

This guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment or any of the Guaranteed Obligations is rescinded or must otherwise be returned by any of the Lenders or the Agents upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

Section 10.03    Waivers.    (a)    Carpenter hereby expressly waives promptness, diligence, notice of acceptance, presentment, demand for payment, protest, any requirement that any right or power be exhausted or any action be taken against any Borrower or against any other guarantor of all or any portion of the Loans, and all other notices and demands whatsoever.

(b)    Carpenter hereby waives any right to revoke this guaranty, and acknowledges that this guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)    Carpenter acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated it is this Agreement and that the waivers set forth in this Article X are knowingly made in contemplation of such benefits.

(d)    Carpenter agrees that payments made by it pursuant to this Article X will be subject to the provisions of Section 3.01 as if such payments were made by the other Borrowers.

Section 10.04    Subrogation.    Carpenter will not exercise any rights that it may now or hereafter acquire against any other Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Guaranteed Obligations under this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agents or any Lender against any such Borrower or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any such Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of its obligations and all other amounts payable under this guaranty shall have been paid in full in cash and the Commitments shall have expired or terminated. If any amount shall be paid to Carpenter in violation of the preceding sentence at any time prior to the later of the payments in full in cash or immediately available funds of the Guaranteed Obligations and all other amounts payable under this guaranty and the Maturity Date, such amount shall be held in trust for the benefit of the Agents and the Lenders and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations and all other amounts payable under this guaranty, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this guaranty thereafter arising. If (i) Carpenter shall make payment to the Administrative Agent or any other Lender of all or any part of the Guaranteed Obligations, (ii) all the Guaranteed Obligations and all other amounts payable under this guaranty shall be paid in full in cash and (iii) the Maturity Date shall have occurred, the Agents and the Lenders will, at Carpenter’s request and expense, execute and deliver to Carpenter appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to Carpenter of an interest in the Guaranteed Obligations resulting from such payment by Carpenter. Carpenter acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the waiver set forth in this section is knowingly made in contemplation of such benefits.

Section 10.05    Survival.    This guaranty is a continuing guarantee and shall (a) remain in full force and effect until payment in full (after the Maturity Date) of the Guaranteed Obligations and all other amounts payable under this guaranty, (b) be binding upon Carpenter, its successors and assigns, (c) inure to the benefit of and be enforceable by each Lender (including each assignee Lender pursuant to Section 11.06) and each Agent and their respective successor, transferees, and assigns and (d) shall be reinstated if at any time any payment to a Lender or an Agent hereunder is required to be restored by such Lender or such Agent. Without limiting the generality of the foregoing clause (c), each Lender may assign or otherwise transfer its interest in any Loan to any other Person, and such other Person shall thereupon become vested with all the rights in respect thereof granted to such Lender herein or otherwise.

ARTICLE XI

MISCELLANEOUS

Section 11.01    Amendments, Waivers and Consents.    Neither this Agreement nor any other Loan Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers, the Administrative Agent, and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Agents party thereto; provided that the foregoing shall not restrict the ability of the Required Lenders to waive any Event of Default prior to the time the Administrative Agent shall have declared, or the Required Lenders shall have requested the Administrative Agent to declare, the Loans immediately due and payable pursuant to Article VIII; provided, however, that:

(i)    no such amendment, change, waiver, discharge or termination shall, without the consent of each Lender affected thereby:

(A)    extend the final maturity of any Loan, provided that this clause (A) shall not restrict the ability of the Required Lenders to waive any Event of Default (other than an Event of Default the waiver of which would effectively result in any such extension or waiver), prior to the time the Administrative Agent shall have declared, or the Required Lenders shall have requested the Administrative Agent to declare, the Loans immediately due and payable pursuant to Article VIII;

(B)    reduce the rate, or extend the time of payment, of interest or change the manner of computation of any financial covenant used in determining the Applicable Margin that could result in the reduction of the rate of interest on any Loan (other than as a result of waiving the applicability of any post-default increase in interest rates) thereon or fees hereunder;

(C)    reduce or waive the principal amount of any Loan;

(D)    increase the Commitment of a Lender over the amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default or a mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender);

(E)    release any Borrower from its respective obligations under the Loan Documents, including, without limitation, Carpenter with respect to its obligations under Article X of this Agreement;

(F)    amend, modify or waive any provision of this Section 11.01 or reduce any percentage specified in, or otherwise modify, the definition of Required Lenders; or

(G)    consent to the assignment or transfer by any Borrower of any of its respective rights and obligations under (or in respect of) the Loan Documents, except as permitted thereby;

(ii)    no provision of Article IX may be amended without the consent of the Administrative Agent.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (i) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein and (ii) the Required Lenders may consent to allow any Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding.

Section 11.02    Notices and Other Communications; Facsimile Copies.

(a)    General.    Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices on Schedule 10.02; or, in the case of the Borrowers or the Administrative Agent, to such other address as shall be designated by such party in a notice to the other parties, and in the case of any other party, to such other address as shall be designated by such party in a notice to the Borrowers and the Administrative Agent. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by such Person. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified on Schedule 10.02, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.

(b)    Effectiveness of Facsimile Documents and Signatures.    Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to requirements of Law, have the same force and effect as manually-signed originals and shall be binding on the Borrowers, the Agents and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c)    Limited Use of Electronic Mail.    Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

(d)    Reliance by Administrative Agent and Lenders.    The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify, jointly and severally, each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 11.03    No Waiver; Cumulative Remedies.    No failure or delay on the part of an Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Agents or any Lender and any Borrower shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Agents or any Lender would otherwise have. No notice to or demand on any Borrower in any case shall entitle any Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agents or the Lenders to any other or further action in any circumstances without notice or demand.

Section 11.04    Attorney Costs, Expenses and Taxes.    Carpenter agrees (i) to pay or reimburse the Administrative Agent for all costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (ii) to pay or reimburse the Administrative Agent for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent. The agreements in this Section 11.04 shall survive the termination of the Commitments and repayment of all the other Obligations.

Section 11.05    Indemnification.    Whether or not the transactions contemplated hereby are consummated, the Borrowers agree to indemnify, save and hold harmless each Agent-Related Person, on a joint and several basis, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against: (i) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than the Administrative Agent or any Lender) relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against any Borrower, any Affiliate of any Borrower or any of their respective officers or directors; (ii) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Obligations and the resignation or removal of any Agent or the replacement of any Lender) be asserted or imposed against any Indemnitee, arising out of or relating to, the Loan Documents, any predecessor loan documents, the Commitments, the use of or contemplated use of the proceeds of any Borrowing, or the relationship of any Borrower, any Agent and the Lenders under this Agreement or any other Loan Document; (ii) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in clause (i) or (ii) above; and (iv) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action, or Proceeding (all the foregoing, collectively; the “Indemnified Liabilities”); provided that no Indemnitee shall be entitled to indemnification for any claim caused by its own gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Borrower, their respective directors, shareholders or creditors or an Indemnitee or any other Person or any Indemnitee is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrowers agree not to assert any claim against any Agent, any Lender, any other Creditor, any of their Affiliates or any of their respective directors, officers, employees, attorneys, agents and advisers, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Loan Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Loans. Without prejudice to the survival of any other agreement of any Borrower hereunder and under the other Loan Documents, the agreements and obligations of the Borrowers contained in this Section 11.05 shall survive the repayment of the Loans and other obligations under the Loan Documents and the termination of the Commitments hereunder.

Section 11.06    Successors and Assigns.

(a)    Generally.    This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that no Borrower may assign or transfer any of its respective interests and obligations without the prior written consent of either the Required Lenders or the Lenders, as the terms set forth in Section 11.01 may require;

(b)    Assignments.    Any Lender may assign all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Loans, its Notes and its Commitments; provided, however, that:

(i)    each such assignment shall be to an Eligible Assignee;

(ii)    except in the case of an assignment to another Lender, an Affiliate of an existing Lender or any Approved Fund (A) the aggregate amount of the Revolving Commitment of the assigning Lender subject to such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not, without the consent of Carpenter and the Administrative Agent, be less than $5,000,000 and an integral multiple of $1,000,000 (or such lesser amount as shall equal the assigning Lender’s entire Revolving Commitment) and (B) after giving effect to such assignment, unless otherwise consented to by Carpenter, the aggregate amount of the Revolving Commitment to the assigning Lender shall not be less than $2,500,000 (unless the assigning Lender shall have assigned its entire Revolving Commitment pursuant to such assignment or assignments otherwise complying with this Section executed substantially simultaneously with such assignment); and

(iii)    the parties to such assignment shall execute and deliver to the Administrative Agent for its acceptance an Assignment and Acceptance in the form of Exhibit C, together with any Note subject to such assignment and a processing fee of $3,500, payable or agreed between the assigning Lender and the assignee.

(c)    Assignment and Acceptance.    By executing and delivering an Assignment and Acceptance in accordance with this Section 11.06, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and the assignee warrants that it is an Eligible Assignee; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto or the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement, any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such assignment agreement; (iv) such assignee confirms that it has received a copy of this Agreement, the other Loan Documents, together with copies of the most recent financial statements delivered pursuant to Section 6.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (vi) such assignee appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers under this Agreement or any other Loan Document as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender. Upon execution, delivery, and acceptance of such Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement. Upon the consummation of any assignment pursuant to this Section 11.06, the assignor, the Administrative Agent and the Borrowers shall make appropriate arrangements so that, if required, new Notes are issued to the assignor and the assignee. If the assignee is not a United States person under Section 7701(a)(30) of the Code, it shall deliver to Carpenter and the Administrative Agent certification as to exemption from deduction or withholding of Taxes in accordance with Section 3.01.

(d)    Register.    The Borrowers hereby designate the Administrative Agent to serve as the Borrowers’ agent, solely for purposes of this subsection 11.06(d), to (i) maintain a register (the “Register”) on which the Administrative Agent will record the Commitments from time to time of each Lender, the Loans made by each Lender and each repayment in respect of the principal amount of the Loans of each Lender and to (ii) retain a copy of each Assignment and Acceptance delivered to the Administrative Agent pursuant to this Section. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrowers’ obligation in respect of such Loans. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person in whose name a Loan and the Note evidencing the same is registered as the owner thereof for all purposes of this Agreement, notwithstanding notice or any provision herein to the contrary. With respect to any Lender, the assignment or other transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made and any Note issued pursuant to this Agreement shall not be effective until such assignment or other transfer is recorded on the Register and, except to the extent provided in this subsection 11.06(d), otherwise complies with Section 11.06, and prior to such recordation all amounts owing to the transferring Lender with respect to such Commitments, Loans and Notes shall remain owing to the transferring Lender. The registration of assignment or other transfer of all or part of any Commitments, Loans and Notes for a Lender shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Acceptance and payment of the administrative fee referred to in Section 11.06(b)(iv). The Register shall be available at the offices where kept by the Administrative Agent for inspection by Carpenter and any Lender at any reasonable time upon reasonable prior notice to the Administrative Agent.

(e)    Participations.    Each Lender may, without the consent of Carpenter or any Agent, sell participations to one or more Persons in all or a portion of its rights, obligations or rights and obligations under this Agreement (including all or a portion of its Commitment or the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the right of Setoff contained in Section 11.08 and the yield protection provisions contained in Sections 3.01,3.04 and 3.05 and to the same extent that the Lender from which such participant acquired its participation would be entitled to the benefits of such yield protections; provided that no Borrower shall be required to reimburse any participant pursuant to Sections 3.01, 3.04 or 3.05 in an amount which exceeds the amount that would have been payable thereunder to such Lender had such Lender not sold such participation and (iv) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrowers relating to the Obligations owing to such Lender and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing the amount of principal of or the rate at which interest is payable on such Loans or Notes, extending any scheduled principal payment date or date fixed for the payment of interest on such Loans or Notes or extending its Commitment).

(f)    Other Assignments.    Any Lender may at any time (i) assign all or any portion of its rights under this Agreement and any Notes to a Federal Reserve Bank, (ii) pledge or assign a security interest in all or any portion of its interest and rights under this Agreement (including all or any portion of its Notes, if any) to secure obligations of such Lender and (iii) grant to an SPC referred to in subsection (h) below identified as such in writing from time to time by such Lender to the Administrative Agent and Carpenter the option to provide to the Borrowers all or any part of any Loans that such Lender would otherwise be obligated to make to the Borrowers pursuant to the Agreement; provided that no such assignment, option, pledge or security interest shall release a Lender from any of its obligations hereunder or substitute any such Federal Reserve Bank or other person to which such option, pledge or assignment has been made for such Lender as a party hereto.

(g)    Information.    Any Lender may furnish any information concerning any Borrower or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 11.07.

(h)    Other Funding Vehicles.    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and Carpenter, the option to provide to any Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to any such Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan or shall reduce the Commitment of any Granting Lender, (ii) if any SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms of this Agreement. The making of a Loan by any SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party to this Agreement hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender pursuant to the terms of this Agreement and the other Loan Documents). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 11.06(h), any SPC may (i) with notice to, but without the prior written consent of, Carpenter and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to in writing by Carpenter and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 11.06(h) may not be amended without the written consent of each SPC that has made a Loan which is outstanding at the time of any such amendment.

Section 11.07    Confidentiality.    Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent requested by any regulatory authority; (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (iv) to any other party to this Agreement; (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any Eligible Assignee of or participant in, or any prospective Eligible Assignee of or participant in, any of its rights or obligations under this Agreement or (B) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of any Borrower; (vii) with the consent of Carpenter; (viii) to the extent such information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to an Agent or any Lender on a nonconfidential basis from a source other than any Borrower; or (ix) to any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates. For the purposes of this Section, “Information” means all information received from any Borrower relating to any such Borrower or its respective business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Borrower; provided that, in the case of information received from any Borrower after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 11.08    Set-off.    In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender (and each of its Affiliates) is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of such rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or specific) and any other indebtedness at any time held or owing by such Lender (including, without limitation, branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of any Borrower against obligations and liabilities of any Borrower to the Lenders hereunder, under the Notes, under the other Loan Documents or otherwise, irrespective of whether the Administrative Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. The Borrowers hereby agree that to the extent permitted by Law any Person purchasing a participation in the Loans and Commitments hereunder pursuant to Section 2.14 or 11.06(e) may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder and any such set-off shall reduce the amount owed by any such Borrower to the Lender.

Section 11.09    Interest Rate Limitation.    Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to any Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

Section 11.10    Counterparts.    This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Delivery of an executed counterpart by facsimile shall be effective as an original executed counterpart and shall be deemed a representation that the original executed counterpart will be delivered.

Section 11.11    Integration.    This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, put rather in accordance with the fair meaning thereof.

Section 11.12    Survival of Representations and Warranties.    All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation shall remain unpaid or unsatisfied.

Section 11.13    Severability.    Any provision of this Agreement and the other Loan Documents to which any Borrower is a party that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.14    Headings.    The headings and captions of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 11.15    Defaulting Lenders.    Each Lender understands and agrees that if such Lender is a Defaulting Lender then, notwithstanding the provisions of Section 11.01, it shall not be entitled to vote on any matter requiring the consent of the Required Lenders or to object to any matter requiring the consent of all the Lenders adversely affected thereby; provided, however, that all other benefits and obligations under the Loan Documents shall apply to such Defaulting Lender, except as provided in Section 2.03(e).

Section 11.16    Governing Law; Submission to Jurisdiction

(a)    THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN SUCH OTHER LOAN DOCUMENTS) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NORTH CAROLINA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW. Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of North Carolina in Mecklenburg County, or of the United States for the Western District of North Carolina, and, by execution and delivery of this Agreement, each Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditional, the nonexclusive jurisdiction of such courts. The Borrowers irrevocably waive, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such court and any claim that any such proceeding brought in any such court has been brought in an inconvenient forum.

(b)    The Borrowers hereby irrevocably appoint C.T. Corporation System its authorized agent to accept and acknowledge service of any and all process which may be served in any suit, action or proceeding of the nature referred to in this Section 11.16 and consents to process being served in any such suit, action or proceeding upon C.T. Corporation System in any manner or by the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to the Borrowers’ address referred to in Section 11.02. The Borrower agrees that such service (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to it. Nothing in this Section 11.16 shall affect the right of any Lender to serve process in any manner permitted by law or limit the right of any Lender to bring proceedings against any Borrower in the courts of any jurisdiction or jurisdictions.

Section 11.17    Waiver of Jury Trial.    EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR

A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 11.18    Binding Effect.    This Agreement shall become effective at such time when it shall have been executed by the Borrowers, and the Administrative Agent, and the Administrative Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Agreement shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent and each Lender and their respective successors and assigns.

Section 11.19    Conflict.    To the extent that there is a conflict or inconsistency between any provision hereof, on the one hand, and any provision of any other Loan Document, on the other hand, this Agreement shall control.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CARPENTER TECHNOLOGY CORPORATION, as a Borrower and as Guarantor

By:	/s/ JAIME VASQUEZ
Name: Jaime Vasquez
Title: Vice President and Treasurer

CARPENTER TECHNOLOGY (UK) LIMITED, as a Borrower

By:	/s/ JAIME VASQUEZ
Name: Jaime Vasquez
Title: Attorney-in-Fact

CERTECH INTERNATIONAL LIMITED, as a Borrower

By:	/s/ JAIME VASQUEZ
Name: Jaime Vasquez
Title: Attorney-in-Fact

CARPENTER TECHNOLOGY (EUROPE) S.A., as a Borrower

By:	/s/ JAIME VASQUEZ
Name: Jaime Vasquez
Title: Attorney-in-Fact

CARPENTER POWDER PRODUCTS AB, as a Borrower

By:	/s/ JAIME VASQUEZ
Name: Jaime Vasquez
Title: Attorney-in-Fact

WACHOVIA BANK, NATIONAL ASSOCIATION as Administrative Agent

By:
Name:
Title:

2

WACHOVIA BANK, NATIONAL ASSOCIATION as Lender

By:
Name:
Title:

3

JPMORGAN CHASE BANK, as Lender

By:
Name:
Title:

4

MELLON BANK, N.A., as Lender

By:
Name:
Title:

5

PNC BANK, NATIONAL ASSOCIATION, as Lender

By:
Name:
Title:

6

CREDIT SUISSE FIRST BOSTON, as Lender

By:
Name:
Title:

By:
Name:
Title:

7

ALLFIRST BANK, as Lender

By:
Name:
Title:

8

SCHEDULE 1.01A
Lenders and Commitments

Name of Lender	Amount of Revolving Commitment	Revolving Commitment Percentage
Wachovia Bank, National Association	$26,875,000	36.0%
JP Morgan Chase	$17,500,000	24.0%
PNC Bank, National Association	$13,125,000	17.5%
Credit Suisse First Boston	$9,375,000	12.5%
Allfirst Bank	$8,125,000	10.0%

	$75,000,000	100.0%

SCHEDULE 2.06
Existing Letters of Credit

None.

SCHEDULE 5.13
Subsidiaries

SCHEDULE 5.17

Intellectual Property

None.

SCHEDULE 7.01

Indebtedness

($ in millions)
Medium-Term Notes, Series C at 7.625 % due 2011	99.4
Medium Term Notes, Series B at 6.28% to 7.10% due from April 2003 to 2018	198.0
9% Sinking Fund Debentures due 2022, callable beginning in March 2002 at 104.2%	99.6
Medium-Term Notes, Series A at 6.78% to 7.8% due from September 2000 to 2005	30.0
Secured Note due April 2010 (Lear Jet – see Schedule 7.02 )	7.5
Other: Certech, CPP AB capital leases	1.9

Letters of Credit, bonds or trust (see next page)	1.2
Total Debt	437.6

Indebtedness Continued

Steel Division:

L/C, Bond or Trust	Amount	Issuer/Broker or Trustee	Beneficiary	Purpose	Maturity Date	Notes
902383	$277,000.00	PNC Bank	Travelers Indemnity	W/C Claim Indemnification	04/01/02	Automatic rollover provision
S235342PGH	$275,000.00	PNC Bank	Kemper Casualty Insurance Company	W/C Claim Indemnification	06/30/02	Automatic rollover provision
S232440PGH	$450,000.00	PNC Bank	Lumbermens Mutual Casualty Company	W/C Claim Indemnification	07/01/02	Automatic rollover provision
CSPC:

SM407365P	$133,926.00	First Union	Taiwan Power	Performance Bond	08/01/02	\

Dynament:

S842482	$100,000.00	Mellon Bank	Liberty Mutual Insurance Company	W/C Claim Indemnification	06/30/02	Automatic rollover provision

SCHEDULE 7.02

Existing Liens

DATE OF FILING	UCC FILE #	COLLATERAL	AMOUNT OUTSTANDING
4/19/00	31521154	1999 Learjet Model 45 Serial Number 063; Airplane Engines and parts	$7.5 Million

SCHEDULE 7.03

Investments

	Outstanding Balance $
Notes Receivable

Talley Corp.
Reynolds Note	526,887	Acquired through purchase of Talley Industries
Patricia Brown Note	44,969	Acquired through purchase of Talley Industries
Schalow Note	43,106	Acquired through purchase of Talley Industries

Dynamet
Note IDB and PIDA loans for Trigon/FPD Co.	334,060	Acquired through purchase of Dynamet

Total	949,022

	Amount of Investment $
Equity Investments

Ampersand/Distributed Systems Services/ Other	613,000
Foreign Investments	4,188,000

Total	4,801,000

Total Investments	$5,750,022

SCHEDULE 10.02

Eurodollar and Domestic Lending Offices, Addresses for Notices

BORROWERS

CARPENTER TECHNOLOGY CORPORATION
CERTECH INTERNATIONAL LIMITED
CARPENTER TECHNOLOGY (EUROPE) S.A.
CARPENTER POWDER PRODUCTS AB
CARPENTER TECHNOLOGY (UK) LIMITED
1047 North Park Road
Wyomissing, PA 19610

Attn:	Jaime Vasquez, Treasurer
Telephone: 610-208-2165
Facsimile: 610-208-2989
Electronic Mail: jvasquez@cartech.com

WACHOVIA BANK, NATIONAL ASSOCIATION

Administrative Agent’s Office and Wachovia Bank, National Association’s Lending Office
(for payments and Requests for Credit Extensions):

Wachovia Bank, National Association
Syndication Agency Services
201 S. College Street
NC0686
Charlotte, North Carolina 28288
Attention: Justin Stark
Telephone (704) 374-2698
Facsimile: (704) 383-0288
Electronic Mail: justin.stark@funb.com
Account No.: 5000000031197
Ref: Carpenter Technology Corporation
ABA# 053000219

Other Notices as Administrative Agent:

Wachovia Bank, National Association
Syndication Agency Services
201 S. College Street
NC0680
Charlotte, North Carolina 28288
Attention:	Justin Stark
Telephone: (704) 374-2698
Facsimile: (704) 383-0288
Electronic Mail: justin.stark@funb.com

Other Notices as a Lender:

Wachovia Bank, National Association
Syndication Agency Services
201 S. College Street
NC0680
Charlotte, North Carolina 28288
Attention:	Justin Stark
Telephone: (704) 374-2698
Facsimile: (704) 383-0288
Electronic Mail: justin.stark@funb.com

JPMORGAN CHASE

Requests for Credit Extensions:

JPMorgan Chase
270 Park Avenue, 21st Floor
New York, New York 10017
Attn:	Peter Predun
Nina Gaton
Telephone: (212) 270-7005
Facsimile: (212) 270-4724
Electronic Mail: peter.predun@jpmorgan.com, nina.gaton@jpmorgan.com
Acct. No.: 323258336
Ref: Carpenter Tech
ABA#021000021

Notices (other than Requests for Credit Extensions):

JPMorgan Chase
1 Chase Manhattan Plaza, 8th Floor
New York, New York 10081
Attn:	Jeannie Chin
Loan & Agency Group
Telephone: (212) 552-7952
Facsimile: (212) 552-5650

PNC BANK, NATIONAL ASSOCIATION

Requests for Credit Extensions:

2

PNC Bank, National Association
One PNC Plaza, 3rd Floor
249 5th Avenue
Pittsburgh, Pennsylvania 15222-2707
Attn:	Troy Brown
Dale Stein
Telephone: (412) 768-5950, (412) 762-7867
Facsimile: (412) 705-3232
Electronic Mail: troy.brown@pncbank.com, dale.stein@pncbank.com
Account No. 196030010890
Ref: Carpenter Technology, Attention Commercial Loan Department
ABA#043000096

Notices (other than Requests for Credit Extensions):

PNC Bank, National Association
PNC Firstside Center
500 First Avenue, 4th Floor
Pittsburgh, Pennsylvania 15219
Attn:	Krista Texter
Tina Lanuka
Telephone: (412) 768-7635, (412) 768-5876
Facsimile: (412) 768-4586
Electronic Mail: krista.texter@pncbank.com, tina.lanuka@pncbank.com

CREDIT SUISSE FIRST BOSTON

Requests for Credit Extensions:

Credit Suisse First Boston
11 Madison Avenue
New York, New York 10010-3629
Attn:	Mark Heron
Robert Hetu
Telephone: (212) 325-9933, (212) 325-4542
Facsimile: (212) 325-8319, (212) 325-8309
Electronic Mail: mark.heron@csfb.com, robert.hetu@csfb.com
Account No. 890-0329-262
Ref: Carpenter Technology Corporation
ABA#021000018

Notices (other than Requests for Credit Extensions):

Credit Suisse First Boston
11 Madison Avenue, 13th Floor
New York, New York 10010-3629
Attn:	Lai Chung
Telephone: (212) 538-3353
Facsimile: (212) 538-3477

ALLFIRST BANK

Requests for Credit Extensions:

3

Allfirst Bank
2055 South Queen Street
182-02-01
York, Pennsylvania 17403
Attn:	Theodore K. Oswald
Kelli M. Matthews
Telephone: (717) 771-4904, (717) 771-4905
Facsimile: (717) 771-4914
Electronic Mail: theodore.k.oswald@allfirst.com, kellie.m.matthews@allfirst.com
Account No. 01010655013039
Ref: Carpenter Technology
ABA#052000113

Notices (other than Requests for Credit Extensions):

Allfirst Bank
2005 South Queen Street
182-02-01
York, Pennsylvania 17403
Attn:	Coteelia Reed
Heidi A. Beck
Telephone: (717) 771-4906, (717) 771-4902
Facsimile: (717) 771-4914
Electronic Mail: coteelia.reed@allfirst.com. heidi.a.beck@allfirst.com

4

EXHIBIT A-1

Form of Notice of Borrowing

            ,

Wachovia Bank, National Association
as Administrative Agent
Syndication Agency Services
201 S. College Street
Charlotte, North Carolina 28288
Attention: Justin Stark

Dear Mr. Stark:

Reference is made to that certain 364-Day Credit Agreement dated as of September 3, 2002 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”) among Carpenter Technology Corporation, a Delaware corporation, as a borrower and guarantor, Carpenter Technology (UK) Limited, a company organized and existing under the laws of England and Wales, as a borrower, Certech International Limited, a company organized and existing under the laws of England and Wales, as a borrower, Carpenter Powder Products AB, a company organized and existing under the laws of Sweden, as a borrower, and Carpenter Technology (Europe) S.A., a company organized under the laws of Belgium, as a borrower, the lending institutions party thereto from time to time and Wachovia Bank, National Association, as Administrative Agent. Terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein. This notice constitute a Notice of Borrowing pursuant to Section 2.02 of the Credit Agreement.

1.	The name of the applicable Borrower is .

2.	The date of the Borrowing will be , .[1]

3.	The currency in which the Borrowing will be denominated is .

4.	The aggregate principal Dollar Amount of the Borrowing will be $ .[2]

5.	The Borrowing will consist of [Base Rate] [Eurocurrency] Loans.

6.	The initial Interest Period for the Loans comprising such Borrowing will be .[3]

The Borrowing requested herein complies with the proviso to the first sentence of Section 2.01 of the Credit Agreement.

[1]	Must be a Business Day for the relevant currency.
[2]	Must be an aggregate principal amount of $5,000,000 or any larger multiple of $1,000,000.
[3]
Applicable only in the case of a Eurocurrency Borrowing. Insert “one week”, “one month”, “two months”, “three months” or “six months” (subject to the provisions of the definition of Interest Period and to Section 2.05(a) of the Credit Agreement).

[BORROWER NAME]

By:
Name: Title:

EXHIBIT A-2

Form of Notice of Extension/Conversion
                                   ,
Wachovia Bank, National Association
    as Administrative Agent
Syndication Agency Services
201 S. College Street
Charlotte, North Carolina 28288
Attention: Justin Stark

Dear Mr. Stark:

This notice shall constitute a “Notice of Conversion/Continuation” pursuant to Section 2.08(a) of the 364-Day Credit Agreement dated as of September 3, 2002 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”) among Carpenter Technology Corporation, a Delaware corporation, as a borrower and guarantor, Carpenter Technology (UK) Limited, a company organized and existing under the laws of England and Wales, as a borrower, Certech International Limited, a company organized and existing under the laws of England and Wales, as a borrower, Carpenter Powder Products AB, a company organized and existing under the laws of Sweden, as a borrower, and Carpenter Technology (Europe) S.A., a company organized under the laws of Belgium, as a borrower, the lending institutions party thereto from time to time and Wachovia Bank, National Association, as Administrative Agent. Terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.

1. The Group of Loans (or portion thereof) to which this notice applies is [all or a portion of all Base Rate Loans currently outstanding] [all or a portion of all Eurocurrency Loans currently outstanding having an Interest Period of [one week]  [             months] and ending on the Election Date specified below].

2. The date on which the conversion/continuation selected hereby is to be effective is             ,              (the “Election Date”).1

3. The principal amount of the Group of Loans (or portion thereof) to which this notice applies is $            .2

4. The Group of Loans (or portion thereof) which are to be converted will bear interest based upon the [Base Rate] [Applicable Interbank Offered Rate]. The Group of Loans (or portion thereof) which are to be continued will bear interest based upon the [Base Rate] [Applicable Interbank Offered Rate].

5. The Interest Period for such Loans will be             .3

[1]	Must be a Business Day.
[2]
May apply to a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such notice applies, and the remaining portion to which it does not apply, are each $[2,000,000] or any larger multiple of $1,000,000.

[BORROWER NAME]

By:
Name:
Title:

[3]
Applicable only in the case of a conversion to, or a continuation of Eurodollar Loans. For Eurodollar Loans, insert “one week”, “one month”, “two months”, “three months” or “six months” (subject to the provisions of the definition of Interest Period).

2

EXHIBIT B

Form of Revolving Note

Principal Sum: $[ ]	Charlotte, North Carolina
September 3, 2002

For value received, [BORROWER NAME], [BORROWER DESCRIPTION] (the “Borrower”), hereby promises to pay to the order of the Lender set forth above (the “Lender”) for the account of its Applicable Lending Office, at the office of Wachovia Bank, National Association (the “Administrative Agent”) as set forth in that certain 364-Day Credit Agreement dated as of September 3, 2002 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”) among Carpenter Technology Corporation, a Delaware corporation, as a borrower and guarantor, Carpenter Technology (UK) Limited, a company organized and existing under the laws of England and Wales, as a borrower, Certech International Limited, a company organized and existing under the laws of England and Wales, as a borrower, Carpenter Powder Products AB, a company organized and existing under the laws of Sweden, as a borrower, and Carpenter Technology (Europe) S.A., a company organized under the laws of Belgium, as a borrower, the Borrower, the lending institutions from time to time party thereto, and Wachovia Bank, National Association, as Administrative Agent, the Principal Sum set forth above (or such lesser amount as shall equal the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower under the Credit Agreement), in the applicable currency and in immediately available funds, on the dates and in the currencies and principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, payable on demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the rates per annum set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement and evidences Loans made by the Lender thereunder. Capitalized terms used in this Note and not otherwise defined shall have the respective meanings assigned to them in the Credit Agreement and the terms and conditions of the Credit Agreement are expressly incorporated herein and made a part hereof.

The Credit Agreement provides for the acceleration of the maturity of the Loans evidenced by this Note upon the occurrence of certain events (and for payment of collection costs in connection therewith) and for prepayments of Loans upon the terms and conditions specified therein. In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorney fees.

The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each Loan then outstanding shall be endorsed by the Lender on the schedule attached to and made a part hereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or under this Note in respect of the Loans to be evidenced by this Note, and each such recordation or endorsement shall be prima facie evidence of such information.

2

EXHIBIT B

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

This Note and the Loans evidenced hereby may be transferred in whole or in part only by registration of such transfer on the Register maintained for such purpose by or on behalf of the Borrower as provided in Section 11.06(d) of the Credit Agreement.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed as of the date first above written.

[BORROWER NAME]

By:
Name: Title:

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EXHIBIT B
LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made (Specify Applicable Currency)	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

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EXHIBIT C
Form of Assignment and Acceptance

Reference is made to the 364-Day Credit Agreement dated as of September 3, 2002 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”) among Carpenter Technology Corporation, a Delaware corporation, as a borrower and guarantor, Carpenter Technology (UK) Limited, a company organized and existing under the laws of England and Wales, as a borrower, Certech International Limited, a company organized and existing under the laws of England and Wales, as a borrower, Carpenter Powder Products AB, a company organized and existing under the laws of Sweden, as a borrower, and Carpenter Technology (Europe) S.A., a company organized under the laws of Belgium, as a borrower, the lending institutions from time to time parties thereto, and Wachovia Bank, National Association, as Administrative Agent. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

The “Assignor” and the “Assignee” referred to on Schedule 1 hereto agree as follows:

1.    The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of effective date of the assignment as designated in paragraph 4 below (the “Effective Date”), the interests set forth on Schedule 1 hereto (collectively, the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, (i) the interest set forth on Schedule 1 hereto in the Revolving Commitment Percentage of the Assignor on the Effective Date and (ii) the Loans owing to the Assignor in connection with the Assigned Interest which are outstanding on the Effective Date, in each case as of the Effective Date. The purchase of the Assigned Interest shall be at par and periodic payments made with respect to the Assigned Interest which (i) accrued prior to the Effective Date shall be remitted to the Assignor and (ii) accrue from and after the Effective Date shall be remitted to the Assignee. From and after the Effective Date, the Assignee, if it is not already a Lender under the Credit Agreement, shall become a “Lender” for all purposes of the Credit Agreement and the other Loan Documents and, to the extent of such assignment, the assigning Lender shall be relieved of its obligations under the Credit Agreement.

2.    The Assignor: (i) represents and warrants that it is the legal and beneficial owner of the Assigned Interest being assigned by it hereunder and that such Assigned Interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or for the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrowers of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto; (iv) represents and warrants that under applicable Laws no tax will be required to be withheld by the Administrative Agent or the Borrowers with respect to any payments to be made to the Assignee hereunder or under any Loan Document, and unless otherwise indicated in the space opposite the Assignee’s signature below, no tax forms described in Section 3.01(d) of the Credit Agreement are required to be delivered by the Assignee and (v) attaches the Note[s] held by the Assignor and requests that the Administrative Agent exchange such Note[s] for new Note payable to the order of the Assignee in the amount specified on line (j) of Schedule 1, and to the order of the Assignor in the amount, if any, specified on line (i) of Schedule 1.

3.    The Assignee: (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Sections 5.01 and 6.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender.

4.    Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent, unless otherwise specified on Schedule 1.

5.    Upon such acceptance and recording by the Administrative Agent, as of the Effective Date (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6.    Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the Note in respect of the interests assigned hereby (including, without limitation, all payments of principal, interest, Commitment Fees and other fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Note for periods prior to the Effective Date directly between themselves.

7.    This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of North Carolina. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

8.    This Assignment and Acceptance shall be effective only upon consent of the Administrative Agent (and, if applicable, Carpenter) and delivery to the Administrative Agent of this Assignment and Acceptance, together with the transfer fee payable pursuant to Section 11.06(b)(iv) of the Credit Agreement in connection herewith and recordation in the Register pursuant to Section 11.06(d) of the Credit Agreement of the terms hereof.

9.    Attached hereto as Schedule 2 is all contact, address, account and other administrative information relating to the Assignee.

[Signature Page to Follow]

2

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment and Acceptance to be executive by their officers thereunto duly authorized as of the date specified thereon.

[ ], as Assignor

By:
Name: Title:

☐ Tax forms required by Section 3.01(d) of the Credit Agreement included	[ ], as Assignee

By:
Name: Title:

CONSENTED TO:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent,

By:

Name: Title:

CARPENTER TECHNOLOGY CORPORATION

By:

Name: Title:

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SCHEDULE 1
to
ASSIGNMENT AND ACCEPTANCE

(1.	Date of Assignment:
(2.	Legal Name of Assignor:
(3.	Legal Name of Assignee:
(4.	Effective Date of Assignment:[1]
(5.	Revolving Commitment Percentage Assigned (expressed as a percentage set forth to at least 8 decimals)	__________%
(6.	Revolving Commitment Percentage of Assignee after giving effect to this Assignment and Acceptance as of the Effective Date (set forth to at least 8 decimals)	__________%
(7.	Revolving Commitment Percentage of Assignor after giving effect to this Assignment and Acceptance as of the Effective Date (set forth to at least 8 decimals)	__________%
(8.	Revolving Commitment Amount as of Effective Date	$_______________
(9.	Dollar Amount of Assignor’s Revolving Commitment Percentage as of the Effective Date (the amount set forth in (h) multiplied by the percentage set forth in (g))	$_______________
(10.	Dollar Amount of Assignee’s Revolving Commitment Percentage as of the Effective Date (the amount set forth in (h) multiplied by the percentage set forth in (f))	$_______________

[1]	This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Administrative Agent.

SCHEDULE 2
to
ASSIGNMENT AND ACCEPTANCE

ADMINISTRATIVE DETAILS

(Assignee to list names of credit contacts, addresses, phone and facsimile numbers, electronic mail addresses and account and payment information)

EXHIBIT D

Form of Opinion of Counsel for the Carpenter

September 3, 2002

To the Administrative Agent
and each of the Lenders party to the
Credit Agreement referred to below

Ladies and Gentlemen:

We have acted as counsel to Carpenter Technology Corporation, a Delaware corporation (“Carpenter”), a Delaware corporation (the “Borrower”), in connection with the 364-Day Credit Agreement dated as of September 3, 2002 (the “Credit Agreement”) among the Borrower, as a borrower and guarantor, Carpenter Technology (UK) Limited, a company organized and existing under the laws of England and Wales, as a borrower, Certech International Limited, a company organized and existing under the law of England and Wales, as a borrower, Carpenter Powder Products AB, a company organized and existing under the laws of Sweden, as a borrower, and Carpenter Technology (Europe) S.A., a company organized under the laws of Belgium, as a borrower, the banks and other lending institutions party thereto from time to time (each a “Lender” and, collectively, the “Lenders”) and Wachovia Bank, National Association, a national banking association, as Administrative Agent for the Lenders (the “Administrative Agent”). This opinion is being delivered pursuant to Section 4.01(e) of the Credit Agreement. Terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including, without limitation: (i) the Credit Agreement; and (ii) the Notes dated as of the date hereof (the “Notes”) by the Borrowers in favor of the Lenders. The Credit Agreement and the Notes, are referred to herein individually as a “Loan Document” and collectively as the “Loan Documents”.

In rendering the opinions expressed below, we have assumed (except with respect to Carpenter): (i) the valid existence and good standing in the jurisdiction of its organization of each party to the Loan Documents; (ii) the due authorization, execution and delivery of the Loan Documents by each party thereto; (iii) the power and authority of each party to the Loan Documents to execute, deliver and perform the same, and that such execution, delivery and performance does not violate its organizational documents or any law or governmental rule or regulation applicable to it; (iv) the genuineness of all signatures and the authority of all persons signing each of the Loan Documents on behalf of the parties thereto; and (v) that each of the Loan Documents constitutes the legal, valid and binding obligation of each party to such Loan Document and is enforceable against each such party in accordance with its terms. We have also assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to certain factual matters we have, to the extent deemed appropriate by us, relied upon certificates of officers of Carpenter and the representations made by Carpenter in the Loan Documents to which it is a party.

Whenever a statement herein is qualified by “to the best of our knowledge”, “known to us” or a similar phrase, it is intended to indicate that those attorneys in this firm who have rendered legal services in connection with the transactions contemplated by the Loan Documents do not have current actual knowledge of the inaccuracy of such statement. However, except as expressly otherwise indicated, we have not undertaken any independent investigation to determine the accuracy of any such statement, and no inference that we have any knowledge of any matters pertaining to such statement should be drawn from our representation of Carpenter. We have not examined the records of any governmental agency and have not performed a docket search of any judicial body.

Based upon the foregoing, we are of the opinion that:

1.    Carpenter is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all corporate powers required to carry on its business as now conducted and is duly qualified and in good standing as a foreign corporation in each jurisdiction where qualification or licensing is required by the nature of its business or the character and location of its property, business or customers and in which the failure so to qualify or be licensed, as the case may be, in the aggregate, could have a Material Adverse Effect.

2.    The execution, delivery and performance by Carpenter of the Loan Documents to which it is a party are within its corporate power and have been duly authorized by all necessary corporate action of Carpenter. Carpenter has duly executed and delivered the Loan Documents to which it is a party. Each Loan Document is a valid and binding agreement or obligation of Carpenter which is a party thereto, in each case enforceable against Carpenter in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and by equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.    The execution, delivery and performance by Carpenter of the Loan Documents to which it is a party: (i) require no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority pursuant to any presently existing law or regulation of the United States of America or the State of North Carolina; (ii) do not contravene or constitute (with or without the giving of notice or lapse of time or both) a default under (A) any provision of applicable law or regulation of the United States of America (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) or the State of North Carolina, (B) the certificate of incorporation or bylaws of Carpenter, (C) to the best of our knowledge, any material indenture, mortgage, deed of trust, credit agreement, loan agreement or other material agreement relating to indebtedness known to us binding upon Carpenter or (D) any judgment, injunction, order or decree known to us binding upon Carpenter; and (iii) do not result in the creation or imposition of (or the obligation to create or impose) any Lien on any asset of Carpenter.

4.    To the best of our knowledge, there is no action, suit, proceeding or arbitration pending or threatened against Carpenter or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official of the United States of America or the State of North Carolina which, if adversely determined, could have a Material Adverse Effect or which in any manner questions the validity of any Loan Document.

5.    None of the transactions that are contemplated by the Loan Documents to occur on the date hereof (including, without limitation, any direct or indirect use of the proceeds of the Loan(s) being made on the date hereof) violates Regulation T, U or X of the Board of Governors of the Federal Reserve System, as in effect on the date hereof.

6.    Carpenter is not an “investment company” within the meaning of the Investment Company Act of 1940.

The opinions herein expressed are limited in all respects solely to the matters governed by the internal laws of the State of North Carolina and the federal laws of the United States of America.

This opinion is rendered solely to you and each Eligible Assignee in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other person without our prior written consent.

Very truly yours,

September 3, 2002

Carpenter Technology Corporation
1047 North Park Road
Wyomissing, PA 19610
Attention:    Jamie Vasquez
Vice President and Treasurer

Re:    $75,000,000 Revolving Credit Facility

Dear Mr. Vasquez:

Carpenter Technology Corporation (“you” or the “Borrower”) has advised Wachovia Bank, National Association (“Wachovia Bank”) and Wachovia Securities, Inc. (“Wachovia Securities”) that the Borrower intends to renew its existing $75,000,000 364-Day Revolving Credit Facility with a new $75,000,000 unsecured 364-Day Revolving Credit Facility (the “New 364-Day Facility”), which will be available for general corporate purposes of the Borrower and its subsidiaries. In that regard, you have requested that Wachovia Securities agree to structure, arrange and syndicate the New 364-Day Facility and that Wachovia Bank commit to provide a portion of the New 364-Day Facility.

Wachovia Bank is pleased to advise you of its commitment to provide up to $26,875,000 of the New 364-Day Facility. Furthermore, Wachovia Securities is pleased to advise you of its agreement to act as co-lead arranger (in such capacity, the “Co-Lead Arranger”) and sole book manager (in such capacity, the “Sole Book Manager”) for the New 364-Day Facility and its undertaking to use commercially reasonable best efforts to assemble a syndicate of financial institutions (the “Lenders”) identified by the Co-Lead Arranger in connection with you to provide the balance of the necessary commitments for the New 364-Day Facility. Additionally, Wachovia Bank is pleased to advise you of its agreement to act as Administrative Agent (the “Administrative Agent”) for the Lenders.

The respective commitments, undertakings and agreements of Wachovia Securities and Wachovia Bank contained in this commitment letter (this “Commitment Letter”) are subject to (a) the terms and conditions set forth herein and in the Summary of Terms and Conditions attached hereto as Annex I (the “Term Sheet”) and (b) the terms and conditions contained in the confidential fee letter with respect to Wachovia Bank’s commitments, undertakings and agreements, dated the date hereof (the “Fee Letter” and, collectively with this Commitment Letter, these “Letters”), (c) Wachovia Securities’ satisfaction that there shall be no competing offering, placement or arrangement of any debt facilities of the Borrower or its subsidiaries prior to or during the initial syndication of the New 364-Day Facility, (d) no disruption or adverse change (or development that could reasonably be expected to result in an adverse change) having occurred in or affecting current loan syndication, note placement or financial, banking or capital market conditions generally that, individually or in the aggregate, in the good faith judgment of

Wachovia Securities could materially adversely affect Wachovia Securities’ ability to syndicate the New 364-Day Facility and (e) there not having occurred or become known since June 30, 2001, in the reasonable judgment of Wachovia Securities, a material adverse change in respect of the business or financial condition of the Borrower and its subsidiaries, taken as a whole, which could have a material adverse effect on the ability of the Borrower to perform its obligations under the definitive credit documentation with respect to the New 364-Day Facility, and (f) Wachovia Securities’ successful placement of the remaining uncommitted portion of the New 364-Day Facility. If any of the foregoing conditions, events or circumstances are either not satisfied or prove to be unsatisfactory to Wachovia Securities or Wachovia Bank, we reserve the right either to terminate our respective commitments, agreements and undertakings hereunder (and thereafter have no other or further obligations hereunder or in connection with the New 364-Day Facility) or to propose alternative financing amounts or structures that assure adequate protection for Wachovia Bank and the other Lenders. Furthermore, Wachovia Securities shall be entitled, after consultation with you, to change the pricing, terms, allocation or structure of the New 364-Day Facility, either before or after the date of the closing of the New 364-Day Facility (the “Closing Date”), if Wachovia Securities determines in its sole discretion that such changes are advisable in order to ensure a successful syndication of the New 364-Day Facility or an optimal capital structure with respect to the Borrower. The respective commitments, undertakings and agreements of Wachovia Securities and Wachovia Bank are subject, among other things, to the agreements in this paragraph.

It is agreed that Wachovia Bank will act as sole and exclusive Administrative Agent and Wachovia Securities will act as Co-Lead Arranger and Sole Book Manager for the New 364-Day Facility, and each will, in such capacities, perform the duties and exercise the authority customarily performed and exercised in such roles. The Borrower hereby agrees that no other agents, co-agents, lead arrangers or book managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter, the Term Sheet and the Fee Letter) will be paid in connection with the New 364-Day Facility unless you and we shall so agree.

Wachovia Securities intends to solicit commitments to purchase the New 364-Day Facility from prospective Lenders promptly following the execution of this Commitment Letter. Wachovia Securities will manage, together with you, all aspects of the syndication, including, without limitation, decisions as to the selection of prospective Lenders to be approached, when they will be approached, when their commitments will be accepted, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. In that regard, you agree to assist Wachovia Securities actively, in all commercially reasonable respects, in the syndication of the New 364-Day Facility, which assistance will require, among other things, that you provide all information Wachovia Securities deems, and you agree, to be reasonably necessary to complete successfully the syndication (the “Information”), and all projections (the “Projections”) as Wachovia Securities may request in connection with the syndication of the New 364-Day Facility. In syndicating the New 364-Day Facility, Wachovia Securities will use and rely on all Information and on all Projections without independent verification thereof. In addition, you agree to make certain members of your management,

2

consultants and advisors, available during regular business hours to answer questions regarding the New 364-Day Facility, to review and assist in the preparation of a placement memorandum relating to the New 364-Day Facility, to meet with prospective Lenders and to use your best efforts to ensure that Wachovia Securities’s syndication will benefit from your investor relationships.

These Letters and the Term Sheet do not summarize all of the terms, conditions, covenants, representations, warranties and other provisions which will be contained in the definitive credit documentation for the New 364-Day Facility. The Administrative Agent shall have the right to require that such credit documentation include, in addition to the provisions outlined in these Letters and in the Term Sheet, provisions reasonably considered appropriate by the Administrative Agent for this type of financing transaction, as well as provisions that the Administrative Agent may deem appropriate after it is afforded the opportunity to conduct and complete, to its satisfaction, the due diligence review described in the Term Sheet.

By your signature below you hereby (a) agree to indemnify and hold harmless Wachovia Securities, Wachovia Bank, each Lender committing to purchase a portion of the New 364-Day Facility and each of Wachovia Securities’, Wachovia Bank’s and such Lender’s respective affiliates, directors, officers, agents and employees as set forth on Annex II hereto (the terms and provisions of such Annex II being incorporated herein by reference), whether or not definitive documentation with respect to the New 364-Day Facility is ultimately executed and delivered, (b) represent and covenant that (i) all Information that has been or will be made available to Wachovia Securities and Wachovia Bank by you or on your behalf is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (ii) all Projections that have been or will be made available to Wachovia Securities and Wachovia Bank by you or on your behalf have been or will be prepared in good faith based upon reasonable assumptions and (c) agree to furnish us with such additional Information and Projections as we may reasonably request to supplement Information and Projections previously provided so that the representations in item (b) of this paragraph are true and correct on and as of the Closing Date.

This Commitment Letter is delivered to you with the understanding that neither these Letters, the Term Sheet nor the substance thereof shall be disclosed to any third party (including, without limitation, other lenders, underwriters, placement agents, advisors or similar persons) without the prior written consent of Wachovia Securities, except this Commitment Letter may be provided to those in confidential relationship to you, such as legal counsel or accountants, or as required by law or any court or governmental agency, and, in such event of permitted disclosure, you agree to inform Wachovia Securities promptly. You acknowledge and agree that Wachovia Securities and Wachovia Bank may share with their respective affiliates any information relating to the New 364-Day Facility and the Borrower and its subsidiaries on a confidential basis. You agree to notify Wachovia Securities and Wachovia Bank promptly of your intention to make, and disclose the contents of prior to, any public announcement or public filing after the date hereof

3

relating to any of the transactions contemplated hereby or relating to Wachovia Securities, Wachovia Bank or any of their respective affiliates, as the case may be. These Letters constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto. These Letters may be executed in counterparts which, when taken together, shall constitute an original. These Letters may not be assigned by any party hereto without the prior written consent of the other parties, and any purported assignment in violation of the terms of these Letters shall be void; provided, that this provision shall not apply to the syndication of the New 364-Day Facility or the assignment of these Letters by Wachovia Securities or Wachovia Bank to their respective affiliates. THESE LETTERS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NORTH CAROLINA. EACH OF THE UNDERSIGNED PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF OR IN CONNECTION WITH THESE LETTERS AND ANY OTHER COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY OF THE UNDERSIGNED PARTIES IN CONNECTION HEREWITH OR THEREWITH. IN NO EVENT SHALL ANY PARTY TO THIS COMMITMENT LETTER BE LIABLE FOR CONSEQUENTIAL DAMAGES.

If you agree with the foregoing, please sign and return to Wachovia Securities and Wachovia Bank the enclosed copies of these Letters no later than 5:00 p.m., Eastern time, on September 3, 2002. Wachovia Securities’ and Wachovia Bank’s respective commitments, undertakings and agreements hereunder will expire unless so accepted; provided, however, that, (a) notwithstanding any such timely acceptance and payment, Wachovia Securities’ and Wachovia Bank’s respective commitments, undertakings and agreements hereunder will terminate at 5:00 p.m., Eastern time, on September 31, 2002 unless, on or prior to such time, definitive documentation with respect to the New 364-Day Facility has been executed and delivered by you, Wachovia Bank and the other Lenders and (b) the two immediately preceding paragraphs shall survive any termination of Wachovia Securities’ and Wachovia Bank’s respective commitments, undertakings and agreements pursuant to this paragraph.

Remainder of this page left intentionally blank

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We look forward to working with you on this important transaction.

Very truly yours, WACHOVIA SECURITIES, INC.

By:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:
Title:

AGREED TO AND ACCEPTED
this                      day of September, 2002

CARPENTER TECHNOLOGY CORPORATION

By:
Title:

5

ANNEX II

CARPENTER TECHNOLOGIES CORPORATION INDEMNIFICATION PROVISIONS

(Unless otherwise defined, terms used in this
Annex II have the meanings ascribed thereto in the
commitment letter, dated September 3, 2002
(the “Commitment Letter”),
to which this Annex II is annexed).

The Borrower shall be responsible for all costs and expenses (including due diligence costs and expenses and the reasonable fees and expenses of legal counsel to Wachovia Securities and Wachovia Bank) arising in connection with the negotiation, preparation, execution and delivery of the Commitment Letter, the Term Sheet, the Fee Letter and the definitive documentation with respect to the New 364-Day Facility, and the Borrower shall be obligated to pay such fees and expenses whether or not such definitive documentation is ultimately executed or delivered or the New 364-Day Facility is successfully syndicated.

In addition, the Borrower hereby indemnifies and holds harmless each Indemnified Party (as defined below) from and against all Liabilities (as defined below). “Indemnified Party” shall mean Wachovia Securities, Wachovia Bank, each other Lender, each affiliate of any of the foregoing and the respective directors, officers, agent and employees of each of the foregoing, and each other person controlling any of the foregoing within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended. “Liabilities” shall mean any and all losses, claims, damages, liabilities or other reasonable costs or expenses to which an Indemnified Party may become subject which arise out of or relate to or result from any transaction, action or proceeding to or connected with the transaction described in the Commitment Letter, the Fee Letter or the Term Sheet other than those relating to such Indemnified Party’s willful misconduct or gross negligence. In addition to the foregoing, the Borrower agrees to reimburse each Indemnified Party for all reasonable legal or other expenses incurred in connection with investigating, defending or participating in any action or other proceeding relating to any Liabilities (whether or not such Indemnified Party is a party to any such action or proceeding).